As filed with the Securities and Exchange Commission on May 31, 2023

Registration No. 333-[    ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

The Guardian Insurance & Annuity Company, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	6311	13-2656036
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification Number)

10 Hudson Yards

New York, New York 10001

212-598-8714

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Patrick D. Ivkovich, Senior Counsel

The Guardian Insurance & Annuity Company, Inc.

10 Hudson Yards

New York, New York 10001

212-598-8714

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

Copy to: Dodie C. Kent, Esq. Eversheds Sutherland (US) LLP 1114 Avenue of the Americas, 40th Floor New York, NY 10036-7703

Approximate date of commencement of proposed sale to the public: Continuously on and after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRIVILEGED AND CONFIDENTIAL

[TBD RILA]

This Prospectus describes the [TBD RILA] (the “Contract”), an individual single premium deferred registered index-linked annuity contract issued by The Guardian Insurance & Annuity Company, Inc. (the “Company,” “GIAC,” “we,” or “us”). The Contract is designed to help you accumulate funds on a tax-deferred basis for retirement or other long-term financial purposes. The Contract is available for use in connection with traditional, Roth and custodial individual retirement accounts (“IRAs”) and for purchase as a Contract that is not tax-qualified. The Contract is not available in New York.

The minimum premium payment is $25,000. You can invest your money in a fixed interest option (the “Fixed Rate Strategy” or “FRS”) or in one or more investment options whose returns are generally linked to a market index (an “Index”) for a specified period of time (a “Strategy Term”), subject to certain downside protection and upside crediting methods (the “Index Protection and Crediting Strategies” or “IPCS”).

Investment in the Contract involves investment risks, including the loss of principal and previously credited earnings, and this loss could be greater if you take a partial withdrawal or surrender your Contract due to the imposition of surrender charges during the first six years you own the Contract. In addition, the value of an IPCS before the end of a Strategy Term is based on the value of hypothetical investments designed to replicate the value of the IPCS if you held it to maturity, and such value could be less than your investment in the IPCS even if the Index is performing positively. Any partial withdrawal or surrender prior to the end of the Strategy Term could result in a greater loss or lower gain than the IPCS would provide on the Term End Date. Partial withdrawals (including free withdrawal amounts, required minimum distributions (“RMDs”) and systematic withdrawals) from an IPCS before the end of a Strategy Term could also significantly reduce any amount credited at the end of the Strategy Term. You may only change your allocations among the Investment Strategies at the end of the Strategy Term. For more information about the risks associated with owning the Contract, see the “Risk Factors” section on page 11.

If you are a new investor in the Contract, you may cancel your Contract within 10 days of receiving it without paying fees or penalties. In some states or in certain circumstances, this cancellation period may be longer. Upon cancellation, you will receive the greater of your premium paid or your Contract Value. You should review this Prospectus, or consult with your financial professional, for additional information about the specific cancellation terms that apply to you. See the “Right to Cancel” section for more information.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is accurate or complete. Any representation to the contrary is a criminal offense. The Contracts are not bank deposits, and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. The Contracts are not obligations of or guaranteed by any banking or financial institution. All obligations and guarantees under the Contract are subject to the creditworthiness and claims-paying ability of the Company.

This Prospectus is not an offer to sell securities, and is not soliciting an offer to buy securities, in any state where the offer or sale is not permitted.

Park Avenue Securities LLC is the principal underwriter of the Contracts. The offering of the Contracts is intended to be continuous.

Prospectus Date: [    ], 2023

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GLOSSARY

Annuitant(s): The person named in the Contract or named as the Annuitant in any later change shown in our records, on whose life annuity payments are based in the payout phase of the Contract.

Annuity Commencement Date: The date on which annuity payments under the Contract begin.

Beneficiary: The person(s) you designate to receive any benefits under the Contract upon the death of the Owner (or upon the death of the Annuitant if the Owner is not a natural person). Upon such death, a Beneficiary may make elections on how distributions will be made.

Buffer / Buffer Rate: This is a Protection Strategy that absorbs negative Index Performance by protecting against losses up to the Buffer Rate on the Term End Date. The Buffer Rate is the maximum negative Index Performance we will protect you from at the end of the Strategy Term. If the Index Performance on the Term End Date is negative, you will only incur a loss if the Index Performance has declined more than the Buffer Rate. The Buffer will only be applied on the Term End Date, and the Buffer Rate is not an annual rate.

Business Day: Any day on which the New York Stock Exchange (“NYSE”) is open for business. The Business Day ends when the NYSE closes for the day (typically 4:00 p.m., Eastern Time). If any transaction or event is scheduled to occur on a day that is not a Business Day, or if a transaction request is received after close of business, such transaction or event will be processed on the next following Business Day unless otherwise specified.

Cap Rate: The Cap Rate may have a defined rate (subject to a minimum guaranteed rate) or be uncapped. The Cap Rate, if defined, is the maximum Strategy Credit Rate that may apply to calculate the Strategy Maturity Value if the Index Performance is zero or positive. The Cap Rate is not an annual rate.

Cap Rate with Participation Rate (“Cap with Par”) Strategy: This is a Crediting Strategy that utilizes two components to determine the Strategy Credit Rate if the Index Performance on the Term End Date is zero or positive: a Cap Rate and a Participation Rate. The Strategy Credit Rate will be the lesser of: (i) the declared Cap Rate; and (ii) the Index Performance multiplied by the Participation Rate. If we declare the Cap Rate to be uncapped, the Strategy Credit Rate will be the Index Performance multiplied by the Participation Rate. The Cap with Par will only be applied on the Term End Date, and the Cap Rate and Participation Rate are not annual rates.

Contract Anniversary: The date that occurs on the same day and month as the Contract Date for each Contract Year. The first Contract Anniversary is one year after the Contract Date on the same day and month of the following Contract Year.

Contract Date: The date the Contract is issued. It is the date from which Contract Years and Contract Anniversaries are measured.

Contract Value: The sum of the Total Index Strategy Value and the Fixed Rate Strategy Value on any given day during the accumulation phase of the Contract.

Contract Year: The one year period starting from the Contract Date in one calendar year and ending on the date preceding the Contract Anniversary in the following calendar year, and every year thereafter.

Crediting Strategy: The component(s) of an IPCS that determine the Strategy Credit Rate that will be used to calculate the Strategy Maturity Value on the Term End Date if the Index Performance from the Term Start Date to the Term End Date is zero or positive.

Customer Service Office: The office to which notices and transaction requests must be sent.

The Guardian Insurance & Annuity Company, Inc.

Individual Markets, Annuities

P. O. Box 981592

El Paso, TX 79998-1592

Ending Index Value: The published closing value of the Index on the Term End Date, provided it falls on a Business Day. If the Term End Date is not a Business Day, then the Ending Index Value is the closing value on the prior Business Day.

Fixed Rate Strategy (“FRS”): A fixed rate investment option available under the Contract. Amounts held in the FRS earn interest at a rate that is guaranteed for one Contract Year (subject to the minimum guaranteed rate).

Fixed Rate Strategy Value: The amount of Contract Value allocated to the FRS. The Fixed Rate Strategy Value is increased by the daily interest credit and decreased by any withdrawals (including any applicable surrender charges).

Good Order: Notice from any party authorized to initiate a transaction under the Contract is considered to be in Good Order if it is received at the Customer Service Office in a format satisfactory to us that includes all information we require to process a requested transaction. A request or transaction may be rejected or delayed if it is not in Good Order. We may determine whether a particular request or transaction is in Good Order in our sole discretion, and we reserve the right to change or waive any Good Order requirement at any time.

Index/Indices: The reference index to which an IPCS option is linked.

Index Performance: The percentage change in the Index Value over the Strategy Term, measured from the Term Start Date to the Term End Date. Index Performance can be positive, negative, or zero.

Index Protection and Crediting Strategies (“IPCS”): The unique index-linked investment options that are available under the Contract. You may elect as many IPCS options as you wish, provided each allocation is at least 1% of the amount reallocated. All allocations must be in whole percentages. Each IPCS is composed of a Strategy Term, Index, Protection Strategy and Crediting Strategy, and may also include the Performance Lock option.

Index Strategy Value: Each IPCS option has its own Index Strategy Value. On the Term Start Date, your Index Strategy Value equals your allocation to the IPCS. On the Term End Date, your Index Strategy Value is the Strategy Maturity Value. On any other day during each Strategy Term, your Index Strategy Value is the Strategy Interim Value. If you exercise the Performance Lock option (if available), your Index Strategy Value is the locked-in value less subsequent withdrawals (including any applicable surrender charges). See “Contract Value” for more information.

Index Value: The value of the Index that is published by the Index provider at the close of each day when the Index Value is calculated. On any day that is not a Business Day, it is the closing value as of the prior Business Day.

Owner (“you,” “your”): The natural person or entity named in the Contract who is entitled to exercise all rights and privileges of ownership under the Contract. Owner means both joint owners, if applicable.

Participation Rate: The Participation Rate is multiplied by the Index Performance to determine the Strategy Credit Rate (subject to the Cap Rate, if applicable) that is used in the calculation of Strategy Maturity Value if the Index Performance is zero or positive, subject to minimum guaranteed rates. The Participation Rate is not an annual rate.

Performance Lock: The Performance Lock option allows you to lock in your Strategy Interim Value at any time prior to the Strategy Term End Date. The Performance Lock option can only be exercised once during the

Strategy Term. Locked-in value will not participate in Index Performance (positive or negative) until the next Contract Anniversary. If the Performance Lock option is exercised, the Protection Strategy and Crediting Strategy will not be applied to an IPCS at the time of exercise, reallocation on the next Contract Anniversary or on the Term End Date. Performance Lock is not available for all of the IPCSs.

Protection Strategy: The component of an IPCS that provides a level of protection from loss on the Term End Date if the Index Performance from the Term Start Date to the Term End Date is negative.

Qualified Contract: A Contract issued in connection with an IRA (traditional, Roth, or custodial) that receives favorable tax treatment under the Tax Code. Any Contract that is not a Qualified Contract is referred to as a “Non-Qualified Contract.”

Strategy Credit Rate: The Index Performance after the Protection Strategy or Crediting Strategy is applied. The Strategy Credit Rate is used to calculate the Strategy Maturity Value on the Term End Date.

Starting Index Value: The published closing value of the Index on the Term Start Date, provided it falls on a Business Day. If the Term Start Date is not a Business Day, then the Starting Index Value is the closing value on the prior Business Day.

Strategy Interim Value: The Index Strategy Value on any day during the Strategy Term other than the Term Start Date or Term End Date. The Strategy Interim Value is the amount that is available for annuitization, payment of the Standard Death Benefit, exercise of the Performance Lock option (if available) or your right to return the Contract (unless the return of premium is greater), withdrawals and surrenders from an IPCS. We calculate the Strategy Interim Value based on the value of a hypothetical portfolio of financial instruments designed to replicate the Strategy Maturity Value on the Term End Date. The Strategy Interim Value calculation could result in a loss that is greater than the level of protection the Protection Strategy would provide on the Term End Date, or a gain that is lower than the return the Crediting Strategy would provide on the Term End Date. The Strategy Interim Value could be less than your investment in the IPCS even if the Index is performing positively. See “Contract Value” and Appendix C for more information.

Strategy Maturity Value: The Index Strategy Value on the Term End Date, which reflects the Index Performance, the effect of any withdrawals taken and charges deducted from the IPCS over the Strategy Term, and the application of the Crediting Strategy or Protection Strategy, as applicable. See “Contract Value” for more information.

Strategy Term: The component of an IPCS that is the period of time used to determine the Index Performance from the Term Start Date to the Term End Date.

Strategy Value Base: For each IPCS option, the amount used to determine the Strategy Maturity Value on the Term End Date. The Strategy Value Base is equal to the amount allocated to the IPCS on the Term Start Date, reduced thereafter on a pro-rata basis for withdrawals (including any applicable surrender charges).

Tax Code: The Internal Revenue Code of 1986, as amended.

Term End Date: The Contract Anniversary on the last day of the Strategy Term applicable to each IPCS. The Term End Date is when the Strategy Maturity Value is calculated and the Crediting Strategy or Protection Strategy is applied, depending on Index Performance.

Term Start Date: The first day of the Strategy Term applicable to each IPCS, which may be the Contract Date or a subsequent Contract Anniversary (as applicable). The Term Start Date is when a premium payment is allocated or Contract Value is reallocated to an IPCS and the Starting Index Value for the Strategy Term is determined.

Total Index Strategy Value: The sum of the Index Strategy Values for all IPCS options a Contract is invested in.

SUMMARY

The [TBD RILA] is an individual single premium deferred registered index-linked annuity contract issued by us that is designed to help you accumulate funds on a tax-deferred basis for retirement or other long-term financial purposes. The Contract may be appropriate if you have a long time horizon and do not intend to take early or frequent withdrawals.

The Contract has two phases: the accumulation phase and the payout phase.

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During the accumulation phase, subject to certain restrictions, you may allocate your Contract Value among the available Investment Strategies, which include a fixed interest option (the “Fixed Rate Strategy” or “FRS”) and one or more investment options whose returns are generally linked to an Index (the “Index Protection and Crediting Strategies” or “IPCS”). If you die before the payout phase, the Contract also provides a death benefit to your designated Beneficiaries at no additional charge.

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During the payout phase, you may receive a stream of income payments by applying your Contract Value to one of the available annuity payout options. When you annuitize your Contract, you will no longer be able to make withdrawals from the Contract and all of the Contract’s other benefits, including the death benefit, will terminate.

Important Information You Should Consider About the Contract

Key Features

Premium Payments

The minimum premium payment is $25,000. We require prior approval for a premium payment of less than $25,000 or cumulative premium payments (including premium payments under the Contract and under other contracts with the same Owner or Annuitant issued by us) of more than $1,000,000.

For more information, see “Purchasing the Contract.”

Application Rate Lock

When we issue the Contract, we will apply the crediting rates in effect on the date you signed your application to your initial allocations, provided the Contract is issued within 45 calendar days of the date you signed it (for applications received with transfer or exchange forms) or within 21 calendar days of the date you signed it (for applications received with only cash premiums).

We will apply the application crediting rates regardless of whether crediting rates have increased or decreased since you signed your application. If the Contract is not issued in the time frame stated above for any reason and our current crediting rates are lower than the crediting rates in effect on the date you signed your application, we will not issue the Contract unless you confirm that you accept the new lower crediting rates. If the Contract is not issued in the time frame stated above for any reason and our current crediting rates are the same or higher than the crediting rates in effect on the date you signed your application, we will issue the Contract at the current crediting rates.

For more information, see “Purchasing the Contract.”

Investment Strategies

You can invest in one or more of the IPCS options and the FRS.

•  Each IPCS provides a return based on the performance, positive, negative or zero, of a reference Index for a specified period of time (a “Strategy Term”). Negative returns are subject to a certain level of downside protection called a “Protection Strategy” that will limit loss on the Term End Date. Positive returns are credited based on a “Crediting Strategy” that may limit or enhance your returns. An IPCS may also include the Performance Lock option that allows you to lock in the value of the IPCS before the end of the Strategy Term.

•  The FRS provides a fixed return at a rate that is guaranteed for one year periods.

For more information, see “Investment Strategies.”

Indices	We currently offer the following reference Indices: • S&P 500® • Nasdaq-100® • MSCI EAFE • SG Smart Climate For more information, see “Indices.”

Strategy Terms	We currently offer Strategy Terms of 1 year, 3 years, and 6 years. For more information, see “Strategy Terms.”

Protection Strategies

The Protection Strategy is the component of an IPCS that determines the Strategy Credit Rate (which is the Index Performance after the Protection Strategy or Crediting Strategy is applied) that will be applied on the Term End Date if the Index Performance is negative. It provides a level of protection from loss.

We currently offer a -10% Buffer, -20% Buffer, and -30% Buffer. The Buffer Rate is the maximum negative Index Performance we will protect you from at the end of the Strategy Term. If the Index Performance on the Term End Date is negative, you will be subject to any loss that exceeds the Buffer Rate.

For more information, see “Protection Strategies.”

Crediting Strategies

The Crediting Strategy is the component of an IPCS that determines the Strategy Credit Rate that will be applied on the Term End Date if the Index Performance is zero or positive. It may limit or enhance positive returns.

We currently offer a Cap Rate with Participation Rate (“Cap with Par”) Crediting Strategy. The Cap Rate may have a defined rate (subject to a minimum guaranteed rate) or be uncapped. The Participation Rate will never be less than 100%. If we declare a defined Cap Rate, the

Participation Rate will never be greater than 100%. The Strategy Credit Rate will equal the lesser of (i) the declared Cap Rate; and (ii) the Index Performance multiplied by the Participation Rate. If we declare the Cap Rate to be uncapped, the Strategy Credit Rate will equal the Index Performance multiplied by the Participation Rate. This means:

•  If we declare a defined Cap Rate, the Strategy Credit Rate will be the Index Performance up to the Cap Rate. The Cap Rate is the maximum Strategy Credit Rate that may apply.

•  If we declare the Cap Rate to be uncapped, the Strategy Credit Rate will be the Index Performance multiplied by the Participation Rate, and will not be limited by the Cap Rate.

•  If we declare the Cap Rate to be uncapped, we may boost the Participation Rate to above 100%. If we declare a boosted Participation Rate, the Strategy Credit Rate will be greater than the Index Performance and equal to the Index Performance multiplied by the Participation Rate.

For more information, see “Crediting Strategies.”

Performance Lock

If available, Performance Lock allows you to lock in your Strategy Interim Value (less any withdrawals and applicable charges) on any day during the Strategy Term except the Term Start Date or the Term End Date.No Crediting or Protection Strategy is applied at the time of the exercise, reallocation on the next Contract Anniversary or on its Term End Date. The locked in value can then be reallocated among the available Investment Strategies on the next Contract Anniversary. You may currently exercise the Performance Lock option manually or have it triggered automatically if your Index Strategy Value has increased since the Term Start Date by a target percentage you provide to us in advance. The Performance Lock option can only be exercised once during the Strategy Term.

For more information, see “Performance Lock.”

Contract Value

Your Contract Value is the sum of the value of all your investments in the IPCS options (the “Total Index Strategy Value”) and the FRS (the “Fixed Rate Strategy Value”).

The Index Strategy Value:

•  On the Term Start Date: Is your allocation to the IPCS.

•  On the Term End Date: Is the Strategy Maturity Value, which reflects the Index Performance, the effect of any withdrawals taken and charges deducted from the IPCS over the Strategy Term, and the application of the Crediting Strategy or Protection Strategy, as applicable.

•  On any other day during the Strategy Term: Is the Strategy Interim Value. We calculate the Strategy Interim Value based on the value of a hypothetical portfolio of financial instruments designed to replicate the Strategy Maturity Value on the Term End Date. The Strategy Interim Value calculation could result in a loss that is greater than the level of protection the Protection Strategy would provide on the Term End Date, or a gain that is lower than the return the Crediting Strategy would provide on the Term End Date. The Strategy Interim Value could be less than your investment in the IPCS even if the Index is performing positively. See Appendix C for more information about the calculation of the Strategy Interim Value.

The Fixed Rate Strategy Value is the value of the FRS after daily interest has been credited and any withdrawals taken and charges deducted have been processed.

For more information, see “Contract Value.”

Death Benefit

If you die before the payout phase, your Contract provides a death benefit to your designated Beneficiaries at no additional charge. The death benefit is calculated as of the Business Day on which we have received due proof of death and any other required documentation in Good Order.

In general:

•  If you are 76 years old or older on the date you signed your application, your death benefit will be the Standard Death Benefit, which generally equals the Contract Value less any premium taxes.

•  If you are younger than 76 years old on the date you signed your application, your death benefit is the greater of (i) the Standard Death Benefit described above or (ii) the Return of Premium Death Benefit, which equals the premium payment, subject to withdrawal adjustments (including any applicable surrender charges), which may be more, even significantly more, than the dollar amount withdrawn.

For more information, see “Death Benefit.”

Charges and Fees

Charges for Early Withdrawals

If you withdraw money from your Contract within 6 years following Contract issuance, you may be assessed a surrender charge of up to [8]% of the amount withdrawn in excess of the free withdrawal amount.

For example, if you take an early withdrawal, you could pay a surrender charge of up to $[7,200] on a $100,000 investment, assuming your Contract Value is $100,000 at the time of the withdrawal.

If you withdraw money from an IPCS prior to the Term End Date, the amount available for withdrawal is the Strategy Interim Value. We calculate the Strategy Interim Value based on the value of a hypothetical portfolio of financial instruments designed to replicate the Strategy

Maturity Value on the Term End Date. The Strategy Interim Value calculation could result in a loss that is greater than the level of protection the Protection Strategy would provide on the Term End Date, or a gain that is lower than the return the Crediting Strategy would provide on the Term End Date. The calculation of the Strategy Interim Value in connection with a withdrawal could result in the loss of principal and previously credited earnings, even if the Index is performing positively, and such losses could be substantial.

For more information, see “Reallocations and Withdrawals.”

Premium Tax Deduction

Some states impose premium taxes at rates currently ranging up to [3.5]%. If premium taxes apply to your Contract, we will deduct them when a death benefit is paid, when the Contract Value is annuitized, or when you surrender the Contract.

For more information, see “Reallocations and Withdrawals,” “Annuitization,” and “Death Benefit.”

Risks

Risk of Loss	You can lose money by investing in the Contract, including loss of principal and previously-credited earnings. For more information, see “Risk Factors.”

Not a Short-Term Investment

The Contract is not designed as a short-term investment vehicle and is not appropriate if you intend to take early or frequent withdrawals. If you withdraw money from an IPCS prior to the Term End Date, the Strategy Interim Value calculation could result in a loss that is greater than the level of protection the Protection Strategy would provide on the Term End Date, or a gain that is lower than the return the Crediting Strategy would provide on the Term End Date. The calculation of the Strategy Interim Value in connection with a withdrawal could result in the loss of principal and previously-credited earnings, even if the Index is performing positively, and such losses could be substantial. In addition, withdrawals and surrenders may incur a surrender charge and may have adverse tax consequences (including a 10% additional tax before age 59 1⁄2).

For more information, see “Risk Factors,” “Contract Value,” and “Reallocations and Withdrawals.”

Risks Associated with Investment Strategies

An investment in the Contract is subject to the risk of poor investment performance of the IPCS options you select. Each Strategy, including the FRS, has its own unique risks. You should review the Investment Strategies before making an investment decision.

For more information, see “Risk Factors” and “Investment Strategies.”

Insurance Company Risks

An investment in the Contract is subject to risks related to the Company. Any obligations (including under the FRS), guarantees or benefits of the Contract are subject to our claims-paying ability.

For more information, see “Risk Factors” and “The Guardian Insurance & Annuity Company, Inc.”

Restrictions

Investments

Contract Value that is allocated to an IPCS may only be reallocated on the Term End Date (which is also a Contract Anniversary), unless you exercise the Performance Lock option (if available). Contract Value that is allocated to the FRS and any locked-in Index Strategy Value pursuant to the exercise of the Performance Lock option may be reallocated on the next Contract Anniversary. If you do not want to remain invested in the FRS or a locked-in IPCS until the next Contract Anniversary, you may take a withdrawal or surrender the Contract. Withdrawals will always be taken first from the FRS, then proportionally from locked-in IPCS options, then proportionally from IPCS options that are at the Term End Date, and finally proportionally from IPCS options that are not at the Term End Date. If you want to remove your entire investment from an IPCS that is not locked in pursuant to the exercise of the Performance Lock option prior to the Term End Date, your only option is to surrender the Contract. Withdrawals and surrenders may incur surrender charges, may be subject to taxes (including a 10% additional tax before age 59 1⁄2), and, with respect to any amounts withdrawn or surrendered from an IPCS that has not been locked in prior to the Term End Date, will be based on the Strategy Interim Value. The Strategy Interim Value could be less than your investment in the IPCS even if the Index is performing positively. See Appendix C for more information about the calculation of the Strategy Interim Value.

Certain IPCS options may not be available through your financial professional. You may obtain information about the IPCS options that are available to you by contacting your financial professional or our Customer Service Office.

You may not allocate Contract Value to an IPCS if the Term End Date would occur after the latest Annuity Commencement Date (i.e., the Contract Anniversary immediately following the Annuitant’s 100th birthday).

We reserve the right to:

•  Add or remove IPCS options.

•  Limit the availability of certain IPCS options to new Contract purchases.

•  Stop offering or replace a reference Index if it is discontinued, if the Index is substantially changed, if the Index Values become unavailable, if we no longer have a license agreement with the publishers of the Index, or if hedging instruments become difficult to acquire or the cost of hedging becomes excessive. If we replace an Index, we will attempt to select a new Index that has a similar investment objective and risk profile to the original Index. The replacement Index we select may not be satisfactory to you.

For more information, see “Risk Factors,” “Indices,” and “Reallocations and Withdrawals.”

Taxes

Tax Implications

You should consult with a tax professional to determine the tax implications of an investment in, withdrawals from, and payments received under the Contract. There is no additional tax benefit if you purchase the Contract through a Traditional IRA or Roth IRA. Withdrawals are subject to ordinary income tax, and you may be subject to a 10% additional tax if you withdraw money before age 59 1⁄2.

For more information, see “Tax Considerations.”

Conflicts of Interest

Financial Professional Compensation

Your financial professional may receive compensation for selling the Contract to you in the form of commissions and non-cash compensation. This compensation may influence your financial professional to recommend the Contract over another investment.

For more information about financial professional compensation, see “Distribution.”

Exchanges

Some financial professionals may have a financial incentive to offer you a new contract in place of the one you own. You should only exchange your contract if you determine, after comparing the features, fees and risks of both contracts, that it is better for you to purchase the new contract rather than continue to own your existing contract.

For more information, see “Tax-Free Section 1035 Exchanges.”

RISK FACTORS

An investment in the Contract involves certain risks that you should consider prior to purchasing the Contract or making investment decisions.

Risk of Loss

There is a risk of loss of principal and previously-credited earnings due to poor investment performance, and such losses may be substantial. In recent years, the financial markets have experienced periods of significant volatility and negative returns, contributing to an uncertain and evolving economic environment. Financial markets have been impacted by several interrelating factors, including (but not limited to) pandemics, geopolitical turmoil, rising inflation, economic recessions, interest rate fluctuations, and actions by governmental authorities. Depending on the Investment Strategies you select and the timing of transactions you request (e.g., reallocations, withdrawals, exercise of the Performance Lock option), you may experience significant negative returns under the Contract.

Protection Strategies

The Protection Strategies provide downside protection from negative Index performance only on the Term End Date, so your risk of loss is greater on any other date during the Strategy Term. For multi-year Strategy Terms, the Protection Strategies are not applied on an annual basis; any negative Index Performance is measured from the Term Start Date to the Term End Date. If you invest in an IPCS, you will bear the portion of loss that exceeds your Buffer Rate.

Liquidity and Withdrawal Risk

The Contract is not designed to be a short-term investment, and it is not appropriate for an investor who intends to take early or frequent withdrawals.

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Surrender Charge. If you take withdrawals or surrender your Contract during the first six Contract Years, a surrender charge will apply to amounts that exceed the free withdrawal amount, unless an exception applies.

•	Taxes. Withdrawals and surrenders may result in adverse tax consequences, including a 10% additional tax before age 59 1⁄2.

•	Death Benefit.

•	Withdrawals will reduce the Standard Death Benefit on a dollar-for-dollar basis.

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The Return of Premium Payment Death Benefit is subject to withdrawal adjustments (including any applicable surrender charges), which may be more, even significantly more, than the dollar amount withdrawn. (See “Death Benefit.”)

•	Strategy Value Base.

•

Partial withdrawals (including systematic withdrawals, RMDs, and any associated charges deducted) from an IPCS that has not been locked in pursuant to exercise of the Performance Lock option on any day during the Strategy Term other than the Term Start Date and the Term End Date will reduce the Strategy Value Base in proportion to the sum of Index Strategy Values that have not yet matured and are not locked in pursuant to exercise of the Performance Lock option, which may be more, even significantly more, than the dollar amount withdrawn.

•	A lower Strategy Value Base will reduce any credit amount that may be applied on the Term End Date.

•	You cannot reallocate Contract Value into the IPCS to increase your Strategy Value Base during the Strategy Term.

•	Strategy Interim Value. If you withdraw money from an IPCS prior to the Term End Date, the amount available for withdrawal from that IPCS is the Strategy Interim Value.

•

We calculate the Strategy Interim Value based on the value of a hypothetical portfolio of financial instruments designed to replicate the Strategy Maturity Value on the Term End Date. The Strategy Interim Value could be less than your investment even if the Index is performing positively.

•	If you take a withdrawal, the calculation of the Strategy Interim Value could result in the loss of principal and previously-credited earnings, and such losses could be substantial.

•

In addition, the Strategy Interim Value calculation could result in a loss that is greater than the level of protection the Protection Strategy would provide on the Term End Date, or a gain that is lower than the return the Crediting Strategy would provide on the Term End Date.

•	The Strategy Interim Value is also the amount available from an IPCS if you annuitize the Contract or if a Standard Death Benefit is paid prior to the Term End Date.

•	Minimum Account Value. If you take a withdrawal that would cause your Contract Value to fall below $2,000, we may terminate your Contract.

•

Withdrawal Limitation. Amounts are withdrawn from the Investment Strategies in the order described in the “Reallocations and Withdrawals” section. You may not request a partial withdrawal be withdrawn from a particular Investment Strategy. This means that if you wish to withdraw money from a specific IPCS without the Performance Lock option before the Term End Date, your only option will be to surrender the Contract, which may incur surrender charges, may be subject to taxes (including a 10% additional tax before age 59 1⁄2), and, with respect to any amounts surrendered from an IPCS prior to the Term End Date, will be based on the Strategy Interim Value. The Strategy Interim Value could be less than your investment in the IPCS even if the Index is performing positively. See Appendix C for more information about the calculation of the Strategy Interim Value.

Reallocation Restrictions

Contract Value that is allocated to an IPCS may only be reallocated on the Term End Date, unless (1) you exercise the Performance Lock option (if available) or (2) the IPCS is matured early and its value reallocated to the FRS due to discontinuation of an Index. Contract Value that is allocated to the FRS and any locked-in Index Strategy Value pursuant to the exercise of the Performance Lock option may only be reallocated on the next Contract Anniversary. Because of these restrictions, you may not be able to change your investment selections in response to changes in market conditions during the investment term. If you do not want to remain invested in your current allocations until these dates, you may surrender the Contract, which may incur surrender charges, may be subject to taxes (including a 10% additional tax before age 59 1⁄2), and, with respect to any amounts surrendered from an IPCS prior to the Term End Date, will be based on the Strategy Interim Value. The Strategy Interim Value could be less than your investment in the IPCS even if the Index is performing positively. See Appendix C for more information about the calculation of the Strategy Interim Value.

If we do not receive reallocation instructions in Good Order by the close of business on the Term End Date, your current allocations will be reinvested for a new term (in the same IPCS, if available) using the new crediting rates. If the Term End Date is a non-Business Day, reallocation instructions must be received in Good Order no later than the close of business on the Business Day prior to the Term End Date. If the same IPCS is not available, the amount will be automatically reallocated to an IPCS with the same Strategy Term, Index, Protection Strategy, and Crediting Strategy, if available (i.e., only the availability of the Performance Lock option will differ). If such an IPCS is not available, the amount will be automatically reallocated to the 1-Year Strategy Term / -10% Buffer / S&P 500 Index / Cap with Par / with or without the Performance Lock option (depending on availability). This reallocation may not be satisfactory to you.

Availability of IPCS Options

We reserve the right to add or remove IPCS investment options. We also reserve the right to limit the availability of certain IPCS to new Contract purchases. An IPCS that is currently available may not be available for reallocations or reinvestment at the end of the Strategy Term (or the next Contract Anniversary after you exercise the Performance Lock option, if applicable). Certain IPCS may not be available through your financial professional. You may obtain information about the IPCS options that are available to you by contacting your financial professional or our Customer Service Office.

We intend always to offer the 1-Year / -10% Buffer / S&P 500 Index / Cap with Par / with or without the Performance Lock option (depending on availability). This means that it is possible that we may not offer IPCS options in the future that are attractive to you based on your personal preferences, risk tolerances, or time horizon. If there are no investment options you wish to select, you may surrender the Contract, but the surrender may incur surrender charges, may be subject to taxes (including a 10% additional tax before age 59 1⁄2), and, with respect to any amounts surrendered from an IPCS prior to the Term End Date, will be based on the Strategy Interim Value. The Strategy Interim Value could be less than your investment in the IPCS even if the Index is performing positively. See Appendix C for more information about the calculation of the Strategy Interim Value.

Crediting Rates

We set crediting rates (including Cap Rates, Participation Rates, and the FRS interest rate) at our discretion. The crediting rates for new Strategy Terms may be lower than your initial crediting rates, subject to guaranteed minimums. You assume the risk that the crediting rates we set will be less favorable than you find acceptable. Crediting rates for new Contract purchases may be more favorable than the crediting rates for reallocations. We may declare different crediting rates for reallocations based on your Contract Date.

Performance Lock Risk

You may only exercise the Performance Lock option once during a Strategy Term for each IPCS. After you exercise the Performance Lock option, your locked-in Index Strategy Value will not increase under any circumstances (even if the Index Performance is positive), and your decision to exercise the Performance Lock option cannot be revoked. Withdrawals and charges deducted from a locked-in IPCS will reduce the locked-in Index Strategy Value by the amount withdrawn or charge assessed, including any applicable surrender charge. You will not know the Strategy Interim Value used to lock in your Index Strategy Value in advance. We use the Strategy Interim Value calculated at the end of the Business Day on which we receive your request. You assume the risk that the Strategy Interim Value that gets locked in will be lower than the Strategy Interim Value you last obtained. Reallocations are only permitted on Contract Date Anniversaries. Depending on when you exercised the Performance Lock option, your investment might not participate in Index Performance for as long as one year. There may not be an optimal time to exercise the Performance Lock option. Your Strategy Maturity Value may be higher if you do not exercise the Performance Lock option. If the Performance Lock option is exercised for an IPCS, no Crediting or Protection Strategy is applied at the time of the exercise, reallocation on the next Contract Anniversary or on its Term End Date.

Risks Related to the Indices

An investment in the Contract is subject to risks related to the reference Indices, such as:

•

Discontinuation or Substitution. An Index may not be available the entire time you own your Contract. If an Index is discontinued or substantially changed, or if the Index Values become unavailable, or if we no longer have a license agreement with the publishers of the Index, or if hedging instruments become difficult to acquire or the cost of hedging becomes excessive, we may substitute the Index with a new Index. If we replace an Index, we will attempt to select a new Index that has a similar investment objective and risk profile to the original Index. Such replacement Index may not be satisfactory to you. An Index substitution will not affect the Protection Strategy or Crediting Strategy for the IPCS. However, the performance of the new Index may differ from the original Index. This may negatively affect the amount credited to the IPCS at the end of the Strategy Term or the Strategy Interim Value available for Performance Lock. Because reallocations are only permitted at the end of the Strategy Term, if you do not want to remain invested in the IPCS for the remainder of the Strategy Term or exercise the Performance Lock option (if available) after we substitute the Index, you may surrender the Contract, which may incur surrender charges, may be subject to taxes (including a 10% additional tax before age 59 1⁄2), and, with respect to any amounts surrendered from an IPCS prior to the Term End Date, will be based on the Strategy Interim Value. The Strategy Interim Value could be less than your investment in the IPCS even if the Index is performing positively. See Appendix C for more information about the calculation of the Strategy Interim Value.

•

No Dividends. The Index Value generally does not include income from dividends or other distributions paid by the Index’s component companies. If dividends and other distributions were included, the Index Value would be higher. The SG Smart Climate Index Value reflects a negative performance adjustment, in the form of a “synthetic dividend,” intended to replicate the impact that an annual dividend would have on the Index Value. If this “synthetic dividend” was not applied, the Index Value would be higher.

•

Rights in the Index. An investment in an IPCS is not an investment in the Index or any of its component companies. You have no voting, dividend, liquidation, or other rights with respect to the Index, its publisher, or any of the component companies.

•

Index Performance. The value of each IPCS depends, in part, on the performance of a reference Index. The performance of each Index is based on the value of its component securities, which are subject to a variety of complex and interrelated investment risks that you are indirectly exposed to. These risks may impact financial markets generally, specific market segments, or specific issuers. The historical performance of an Index does not guarantee future results. Because we measure Index Performance from the Term Start Date to the Term End Date, there is a risk that the Index Performance may be negative or zero even if the Index performed positively at times during the Strategy Term.

•

S&P 500®. This Index is comprised of equity securities issued by large-capitalization U.S. companies. In general, it is more difficult for large-capitalization companies to change their strategies quickly in response to changes in their industries. Large-capitalization companies are typically more well-established and have lower growth rates than small-capitalization companies.

•

Nasdaq-100®. This Index is comprised of equity securities issued by large-capitalization U.S. and non-U.S. companies, excluding financial companies. In general, it is more difficult for large-capitalization companies to change their strategies quickly in response to changes in their industries. Large-capitalization companies are typically more well-established and have lower growth rates than small-capitalization companies. Political, social and economic developments abroad and differences between the regulations and reporting standards and practices to which foreign issuers are subject as compared to U.S. issuers may affect the Index Performance. In addition, to the extent the component securities are denominated in foreign currencies, their values may be subject to risks related to changes in currency exchange rates. Finally, companies in a particular sector may not perform as well as companies in other sectors or the market as a whole.

•

MSCI EAFE. This Index is designed to follow the performance of large- and mid-capitalization companies across 21 developed markets around the world but excluding the U.S. and Canada. Political, social and economic developments abroad and differences between the regulations and reporting standards and practices to which foreign issuers are subject as compared to U.S. issuers may affect the Index Performance. In addition, to the extent the component securities are denominated in foreign currencies, their values may be subject to risks related to changes in currency exchange rates. Risks of investing in foreign securities are generally increased by investing in emerging market countries.

•

SG Smart Climate. This Index provides investment exposure to the performance of large-capitalization U.S. stocks through its underlying index, the SG Climate Transition Risk Index (the “Underlying SG Index”). These stocks are selected based on proprietary climate risk preparedness scores and certain environmental, social, and governance (“ESG”) filters. In general, it is more difficult for large-capitalization companies to change their strategies quickly in response to changes in their industries. Large-capitalization companies are typically more well-established and have lower growth rates than small-capitalization companies. This Index is also subject to several unique risks, including:

•

ESG Methodology. The Underlying SG Index is composed of stocks that are selected based on an ESG methodology that includes climate risk scores and ESG exclusion filters. Investors’ views about ESG matters vary, and the Underlying SG Index’s ESG methodology may not reflect your beliefs or values. There is no guarantee that the ESG methodology will ultimately enhance the performance of the Index. Companies with lower ESG ratings may perform better than companies with higher ESG ratings over the short or long term. Due to the inherent difficulty of forecasting within complex systems and the general unpredictability of future events, there is no guarantee that the predictive climate risk models used by the Underlying SG Index will identify stocks that will perform well if climate events occur.

•

Performance Drag. The performance of the Index will always be worse than the performance of the Underlying SG Index. The Index reflects deductions that reduce performance, including a negative performance adjustment and fixed replication costs, each as an annualized percentage of Index Value. In addition, the performance of the Index is reduced by assumed costs of borrowing equal to the U.S. Federal Funds Rate. Without these deductions, the performance of the Index over any one year period would be higher. While these deductions are not charges under the Contract, they result in lower Index Values and may therefore negatively impact the performance of your investment.

•

Index Disruption. Disruptive and extraordinary events could impair the operation of the Index or the Underlying SG Index. For example, these events could relate to the unavailability of necessary data to apply the ESG methodology, an insufficient number of eligible stocks, or the termination or breach of a third-party licensing agreement. Should a disruptive or extraordinary event occur, the Index publisher may take any actions permitted by the Index rules, such as postponing calculations or rebalances, adjusting the terms of the Index to preserve its economic characteristics, restating Index Values, or discontinuing the Index.

•

New Index. The Index and the Underlying SG Index have limited performance histories. Generally, there is less publicly available information about the Index and the Underlying SG Index compared to more established market indices.

•

In addition, although the SG Smart Climate seeks to track the performance of companies with ESG characteristics, amounts invested in an IPCS linked to this Index are not an investment in the Index, the Underlying SG Index, or the component companies of the Underlying SG Index. Amounts you invest in the Contract become assets of the Company. The Company’s assets that support its payment obligations under the Contract are not invested based on ESG considerations.

For more information about the Indices, see Appendix B.

Risks Related to the Company

An investment in the Contract is subject to risks related to the Company, such as:

•

Financial Strength and Claims-Paying Ability. Any obligations (including under the FRS), guarantees or benefits of the Contract are subject to our financial strength and claims-paying ability. Our obligations under the Contract are supported by the assets of our general account and the separate account, both of which are subject to the claims of our creditors. You may obtain information about our financial condition by reviewing our financial statements included in this prospectus.

•

Cybersecurity and Business Continuity. Our business is highly dependent on the effective operation of our computer systems and those of our service providers and intermediaries. We are vulnerable to disruptions from utility outages, systems failures (e.g., hardware and software malfunctions) and cyberattacks (including ransomware and malware attacks). Cyberattacks may be systemic (e.g., affecting the internet, cloud services, or other infrastructure) or targeted (e.g., failures in or breach of our systems or those of third parties on whom we rely). The risk of cyberattacks may be higher during periods of geopolitical turmoil, and the continuing use of remote or flexible work arrangements, remote access tools, and mobile technology have expanded potential cyberattack surfaces. Due to the increasing sophistication of cyberattacks, such cybersecurity incidents could occur and persist for an extended period of time without detection.

Cybersecurity incidents may result in the loss, theft, misuse, release, corruption, and destruction of data (including confidential customer or business information), interference with or denial of service, interfere with our ability to process Contract-related transactions (including our ability to calculate Contract Values), and may subject us to regulatory fines, litigation, and financial losses or cause reputational damage. We have established robust and tested plans, procedures and controls to identify potential threats and protect our operations. However, there can be no assurance that we or our service providers and intermediaries will be able to prevent cybersecurity risks from affecting your Contract.

We are also exposed to the risk of natural or man-made disasters, including (but not limited to) storms, fires, floods, earthquakes, public health crises, pandemics (e.g., COVID-19), malicious acts, and terrorist acts, any of which could disrupt our operations and interfere with our ability to administer the Contract.

For more information about the Company and risks related to our business operations and industry, see “The Guardian Insurance & Annuity Company, Inc.”

PURCHASING THE CONTRACT

The [TBD RILA] is an individual single premium deferred registered index-linked annuity contract issued by us that is designed to help you accumulate funds on a tax-deferred basis for retirement or other long-term financial purposes. The Contract is available for purchase through Traditional IRAs, Roth IRAs, and custodial IRAs (“Qualified Contracts”) or as a Non-Qualified Contract.

The minimum issue age for a Contract Owner is 18 years old. If the Annuitant is under the age of 18, the Owner must be a trust. The maximum issue age is 85 years old.

We will not issue a Contract on February 29 in leap years. We reserve the right to reject any application.

Premium Payments

You may purchase the Contract by completing an application and submitting a premium payment. The minimum premium payment is $25,000. We require prior approval for a premium payment of less than $25,000 or cumulative premium payments (including premium payments under the Contract and other contracts with the same Owner or Annuitant issued by us) of more than $1,000,000. Premium payments may be submitted by check, wire transfer or exchange forms or any other form acceptable to us.

We are not responsible for lost investment opportunities while we complete our application review process. Any premium payment we receive before we issue the Contract will be held in our general account until we credit the premium payment to your Contract upon issuance, and it will not earn interest during this time. We do not accept any additional premiums after the Contract has been issued.

You may allocate your premium payment to one or more available IPCS options or the FRS. When we issue the Contract, your premium payment is allocated according to your instructions.

Application Rate Lock

When we issue the Contract, we will apply the crediting rates in effect on the date you signed your application to your initial allocations, provided the Contract is issued within 45 calendar days of the date you signed it (for applications received with transfer or exchange forms) or within 21 calendar days of the date you signed it (for applications received with only cash premiums).

We will apply the application crediting rates regardless of whether crediting rates have increased or decreased since you signed your application. If the Contract is not issued in the time frame stated above for any reason and our current crediting rates are lower than the crediting rates in effect on the date you signed your application, we will not issue the Contract unless you confirm that you accept the new lower crediting rates. If the Contract is not issued in the time frame stated above for any reason and our current crediting rates are the same or higher than the crediting rates in effect on the date you signed your application, we will issue the Contract at the current crediting rates.

New crediting rates are declared for new Strategy Terms after your initial allocations and may be higher or lower, subject to the minimum guaranteed crediting rates. We will send you a notice in advance explaining the investment options available to you and how you can obtain the new crediting rates that will apply upon reinvestment or reallocation. For more information, see “Reallocations and Withdrawals.”

Right to Cancel

If you are not satisfied with your Contract, you can cancel it within a certain time period after receiving it by submitting a written request for cancellation. This right to cancel period is generally 10 days (30 days if your Contract is a replacement), but may differ in certain states. If you exercise your right to cancel, we will not assess a surrender charge. You will receive a full refund of your premium payment or your Contract Value as of the date we receive your cancellation request, whichever is greater.

Tax-Free Section 1035 Exchanges

You can generally exchange one non-qualified annuity contract for another in a tax-free exchange under Section 1035 of the Tax Code. Before making an exchange, you should compare both contracts carefully. If you exchange another annuity contract for the Contract described in this prospectus, you may have to pay a surrender charge on your old contract, and there will be a new surrender charge schedule on this Contract, and other charges and benefits may be different. In addition, an exchange may delay our receipt of the premium payment from your existing insurance company and, therefore, the issuance of the Contract may be delayed. You should not exchange another annuity contract for this Contract unless you determine, after comparing all the features, benefits and charges, that the exchange is in your best interest. You should consult with your financial professional before making an exchange.

INVESTMENT STRATEGIES

You can allocate your premium payment and Contract Value to one or more of the Index Protection and Crediting Strategies (“IPCS”) and the Fixed Rate Strategy (“FRS”).

Fixed Rate Strategy

The FRS credits a fixed interest rate daily based on crediting rates that are set and guaranteed by us for a one-year term. Each one-year term ends and a subsequent one-year term begins on the next Contract

Anniversary. The interest rate for the first Contract Year is set forth in your Contract. We guarantee that the interest rate will never be lower than [0.15]%. You assume the risk that the interest rate we declare will not exceed the minimum guaranteed rate.

We will send you a notice in advance of the Contract Anniversary. This notice will explain the investment options available to you and how you can obtain the new crediting rates that will apply upon reinvestment or reallocation. On the Contract Anniversary, the Fixed Rate Strategy Value will be automatically reinvested into the FRS subject to the new interest rate, unless you instruct us to reallocate such amount to one or more of the available IPCS options. For more information, see “Reallocations and Withdrawals.”

Index Protection and Crediting Strategies (“IPCS”)

Each IPCS consists of the following components:

•	A reference Index;

•	A Strategy Term;

•	A Protection Strategy;

•	A Crediting Strategy; and

•	The Performance Lock option, if applicable.

Each of these components is described in more detail below. We currently offer the following IPCS investment options:

Strategy Term	Protection Strategy	Crediting Strategy	Index	Performance Lock
One-Year	-10% Buffer	Cap with Par	S&P 500®	Yes
			Nasdaq-100®	Yes
			MSCI EAFE	Yes
			SG Smart Climate	Yes
	-20% Buffer	Cap with Par	S&P 500®	Yes
			Nasdaq-100®	Yes
			MSCI EAFE	Yes
			SG Smart Climate	Yes
Three-Year	-10% Buffer	Cap with Par	S&P 500®	Yes
			Nasdaq-100®	Yes
			MSCI EAFE	Yes
			SG Smart Climate	Yes
	-20% Buffer	Cap with Par	S&P 500®	Yes
			Nasdaq-100®	Yes
			MSCI EAFE	Yes
			SG Smart Climate	Yes
Six-Year	-10% Buffer	Cap with Par	S&P 500®	Yes
			Nasdaq-100®	Yes
			MSCI EAFE	Yes
			SG Smart Climate	Yes
	-20% Buffer	Cap with Par	S&P 500®	Yes
			Nasdaq-100®	Yes
			MSCI EAFE	Yes
			SG Smart Climate	Yes
	-30% Buffer	Cap with Par	S&P 500®	Yes
			Nasdaq-100®	Yes
			MSCI EAFE	Yes
			SG Smart Climate	Yes

You may elect to allocate to as many of the available IPCS options as you wish, provided each allocation is at least 1% of the amount reallocated. All allocations must be in whole percentages. Certain IPCS may not be available through your financial professional. You may obtain information about the IPCS options that are available to you by contacting your financial professional or our Customer Service Office.

We reserve the right to add or remove IPCS options. We may not include a Performance Lock feature in the future on certain or any IPCS options. We also reserve the right to limit the availability of certain IPCS options to new Contract purchasers. An IPCS that is currently available may not be available for reallocations or reinvestment at the end of the Strategy Term (or the next Contract Anniversary after you exercise the Performance Lock option, if applicable). However, we intend always to offer the 1-Year / -10% Buffer / S&P 500 Index / Cap with Par / with or without the Performance Lock option, subject to our right of Index substitution. If you are not satisfied with the Investment Strategies that are available in the future, you may surrender the Contract, but the surrender may incur surrender charges and may be subject to taxes (including a 10% additional tax before age 59 1⁄2).

Strategy Terms

We measure the Index Performance on a point-to-point basis, which means that we compare the Index Value on the Term Start Date (the “Starting Index Value”) to the Index Value on the Term End Date (the “Ending Index Value”). The Strategy Term is the investment duration of an IPCS. A Strategy Term ends and a subsequent Strategy Term begins on the Contract Anniversary coinciding with the Strategy Term duration for the IPCS. We currently offer Strategy Terms of 1 year, 3 years, and 6 years. You may allocate to all available IPCS options in multiple Strategy Terms. You may not allocate Contract Value to an IPCS if the Term End Date would occur after the latest Annuity Commencement Date (i.e., the Contract Anniversary immediately following the Annuitant’s 100th birthday).

Term Start Date. Each IPCS will have a Term Start Date. The Term Start Date is the date when Contract values are allocated to an IPCS and the Starting Index Value is determined. The initial Term Start Date is the Contract Date. Future Term Start Dates will be the Contract Anniversaries on which you reallocate or reinvest Contract Value into a new Strategy Term.

Term End Date. Each IPCS will have a Term End Date. The Term End Date is the date when the credit or loss, as applicable, of an IPCS is calculated using the Ending Index Value and the applicable Crediting Strategy or Protection Strategy, and applied to determine the Strategy Maturity Value.

We will send you a notice in advance of the Term End Date of an IPCS in which you are currently invested. This notice will explain the investment options available to you for reallocation and how you can obtain the new crediting rates. On the Term End Date, the Index Strategy Value will be automatically reinvested into the same IPCS, if available, unless you instruct us to reallocate such amount to a different IPCS or the FRS. Reinvestment into the same IPCS will be subject to new crediting rates that we declare for the applicable Crediting Strategy. If the same IPCS is not available, the amount will be automatically reallocated to an IPCS with the same Strategy Term, Index, Protection Strategy, and Crediting Strategy, if available (i.e., only the availability of the Performance Lock option will differ). If such an IPCS is not available, the amount will be automatically reallocated to the 1-Year Strategy Term / -10% Buffer / S&P 500 Index / Cap with Par / with or without the Performance Lock option (depending on availability).

Indices

The return of an IPCS is linked to the performance of the reference Index. We may add or remove Indices for new Contracts.

The following Indices are currently available:

•

S&P 500®. The S&P 500 includes 500 large-capitalization stocks from leading companies in leading industries of the U.S. economy. This Index does not include dividends declared by any of the component companies.

•

Nasdaq-100®. The Nasdaq-100 includes 100 of the largest domestic and international non-financial companies listed on the NASDAQ Stock Market, including companies across major industry groups such as computer hardware and software, telecommunications, and retail/wholesale trade and biotechnology. This Index does not include dividends declared by any of the component companies.

•

MSCI EAFE. The MSCI EAFE includes large- and mid-capitalization companies across 21 developed markets around the world, including countries in Europe, Australia, and the Far East, but excluding the U.S. and Canada. This Index does not include dividends declared by any of the component companies.

•

SG Smart Climate. The SG Smart Climate provides investment exposure to the performance of large-capitalization U.S. stocks through the Underlying SG Index. These stocks are selected based on proprietary climate risk preparedness scores and certain ESG filters. Climate risk generally refers to the risk of negative impacts on a company’s business or financial condition due to climate-related conditions around the globe or the transition to a lower carbon economy. The climate risk models used in connection with the Index seek to identify large U.S. companies that are more likely to perform well in future climate scenarios. This Index is an “excess return” Index. Its returns reflect the total return on an investment in the underlying component companies (including reinvestment of all dividends, interest, and other income) less certain negative adjustments and deductions that reduce the performance of the Index.

The sponsor of the SG Smart Climate and the Underlying SG Index is Société Générale. The index calculator is S&P Opco, LLC (a subsidiary of S&P Dow Jones Indices LLC). The climate risk models used in connection with the Index are produced by Entelligent, Inc. On January 12, 2022, Société Générale, through an indirect wholly owned subsidiary, acquired a passive ownership interest and a board seat in Entelligent, Inc. Sustainalytics provides the data used to support the ESG exclusion filters. None of these companies are affiliated with the Company.

There are risks associated with each of the Indices. See “Risks Related to the Indices” for more information about these risks. See Appendix B for additional information about the Indices.

Index Value. The Index Value of a reference Index on any Business Day is the published closing value of the Index on that date. The Index Value on any day that is not a Business Day is the closing value of the Index on the prior Business Day. The Starting Index Value of a Strategy Term is the closing value of the Index on the Term Start Date, provided it falls on a Business Day. If the Term Start Date is not a Business Day, the Starting Index Value of the Strategy Term is the closing value of the Index on the prior Business Day. The Ending Index Value of a Strategy Term is the closing value of the Index on the Term End Date, provided it falls on a Business Day. If the Term End Date is not a Business Day, the Ending Index Value of the Strategy Term is the closing value of the Index on the prior Business Day.

Index Performance. The credit or loss, as applicable, of an IPCS is based on the performance of the reference Index. The Index Performance is the percentage change in the Index Value measured from the Term Start Date to the Term End Date. The Index Performance can be positive, negative, or zero.

Discontinuation or Substitution of an Index. We reserve the right to stop offering or replace a reference Index if it is discontinued, if the Index is substantially changed, if the Index Values become unavailable, if we no longer have a license agreement with the publishers of the Index, or if hedging instruments become difficult to acquire or the cost of hedging becomes excessive. If we replace an Index, we will attempt to select a new Index that has a similar investment objective and risk profile to the original Index. Such replacement Index may not be satisfactory to you. The performance of the new Index may differ from the original Index. We will seek to notify you at least 30 calendar days prior to the discontinuation or substitution of an Index for any IPCS in which you are invested. If we are unable to do so, we will provide notice as soon as reasonably practical.

If we replace an Index during a Strategy Term, the Index Performance used to determine the Strategy Credit Rate on the Term End Date will reflect the change in the Index Value of the original Index from the Term Start Date to the substitution date and the change in the Index Value of the new Index from the substitution date to the Term End Date. An Index substitution will not change the Protection Strategy or Crediting Strategy rates for the IPCS. The Index Values used to determine the Index Performance on the Term End Date would be:

•	The Index Value of the original Index on the Term Start Date; compared to

•

The sum of the Index Value of the original Index on the last date the original Index was available plus the result of (a) multiplied by (b); where (a) is the percentage change in the Index Value of the new Index from the date the original Index was no longer available to the Term End Date, and (b) is the Index Value of the original Index on the last date the original Index was available.

For example, assume:

Time	Original Index Value	New Index Value
Term Start Date	$1,000	—
At Substitution	$800	$700
Term End Date	—	$900

The percentage change in the Index Value of the new Index from the date the original Index was no longer available ($700) to the Term End Date ($900) = 28.57%. We multiply this by the Index Value of the original Index on the last date the original Index was available ($800) = $228.56. We then add this to the Index Value of the original Index on the last date the original Index was available ($800) = $1,028.56.

The Index Performance used to determine the Strategy Credit Rate on the Term End Date is the percentage change between the Index Value of the original Index on the Term Start Date ($1,000) and the amount calculated above ($1,028.56) = 2.86%. The Strategy Credit Rate and Strategy Maturity Value of the affected IPCS on the Term End Date will then be calculated as described in the “Contract Value” section.

If we are unable to find a suitable new Index, we will mature the IPCS on the date the original Index is discontinued. The Index Performance will be determined using the Index Value from the Term Start Date up until the discontinuation date. We will calculate the Strategy Maturity Value as if the discontinuation date was the Term End Date. If the Index Performance is negative, the applicable Protection Strategy will apply. If the Index Performance is zero or positive, the applicable Crediting Strategy will apply. See “Contract Value” for more information about how we calculate the Strategy Maturity Value on the Term End Date.

The Strategy Maturity Value from the affected IPCS will then be transferred to the FRS at the interest rate we declared for your Contract on the prior Contract Anniversary, where it will remain until the next Contract Anniversary. On the next Contract Anniversary, you may reallocate the amounts held in the FRS to any available IPCS. If you do not provide instructions, the amount will remain in the FRS until you provide us with alternative allocation instructions. Amounts held in the FRS can only be reallocated on a Contract Anniversary. Withdrawals from the FRS may incur surrender charges and may be subject to taxes (including a 10% additional tax before age 59 1⁄2).

Protection Strategies

The Protection Strategy of your IPCS will determine how any negative Index Performance is applied to determine your Strategy Maturity Value on the Term End Date.

Buffers. The Buffer Rate is the maximum loss we will protect you from at the end of the Strategy Term. If the Index Performance on the Term End Date is negative, we protect you from any loss up to the Buffer Rate. This means that you will only incur a loss if the Index Performance has declined more than your Buffer Rate from the Term Start Date to the Term End Date. The Buffer will only be applied on the Term End Date, and the Buffer Rate is not an annual rate. We currently offer a -10% Buffer, -20% Buffer, and -30% Buffer. For example:

If the Index Performance is:	Then the Strategy Credit Rate will be:
	-10% Buffer	-20% Buffer	-30% Buffer
-5%	0%	0%	0%
-10%	0%	0%	0%
-20%	-10%	0%	0%
-30%	-20%	-10%	0%
-35%	-25%	-15%	-5%

Crediting Strategies

If the Index Performance is zero or positive on the Term End Date, the Crediting Strategy will use the Index Performance to determine your Strategy Maturity Value on the Term End Date.

New crediting rates are declared for new Strategy Terms and may be higher or lower than the current crediting rates, subject to the minimum guaranteed crediting rates. We will send you a notice in advance of the Term End Date of an IPCS in which you are currently invested. This notice will explain the IPCS available to you and how you can obtain the new crediting rates that will apply upon reinvestment or reallocation. See “Reallocations and Withdrawals.”

Cap Rate with Participation Rate (“Cap with Par”). This Crediting Strategy utilizes two components to determine the Strategy Credit Rate: a Cap Rate and a Participation Rate.

The Cap Rate may have a defined rate or be uncapped. If we declare a defined Cap Rate, we guarantee that the Cap Rate will never be less than [1.50]% for 1 year Strategy Terms, [5.00]% for 3 year Strategy Terms, and [10.00]% for 6 year Strategy Terms. We guarantee that the Participation Rate will never be less than 100%. If we declare a defined Cap Rate, the Participation Rate will never be greater than 100%. The Cap Rate and Participation Rate are measured from the Term Start Date to the Term End Date; they are not annual rates.

The Strategy Credit Rate will equal the lesser of (i) the declared Cap Rate; and (ii) the Index Performance multiplied by the Participation Rate. If we declare the Cap Rate to be uncapped, the Strategy Credit Rate will equal the Index Performance multiplied by the Participation Rate.

This means that if we declare a defined Cap Rate, the Participation Rate will be 100% and the Strategy Credit Rate will equal the Index Performance up to the Cap Rate. The Cap Rate is the maximum Strategy Credit Rate that may apply.

Example: 20.00% Cap Rate with 100.00% Participation Rate
If the Index Performance is:	Then the Strategy Credit Rate will be:
0%	0%
5.00%	5.00%
25.00%	20.00%
50.00%	20.00%

If we declare the Cap Rate to be uncapped, the Strategy Credit Rate will be the Index Performance multiplied by the Participation Rate, and will not be limited by the Cap Rate.

Example: Uncapped Cap Rate with 100.00% Participation Rate
If the Index Performance is:	Then the Strategy Maturity Value will be:
0%	0%
5.00%	5.00%
25.00%	25.00%
50.00%	50.00%

If we declare the Cap Rate to be uncapped, we may boost the Participation Rate to above 100%. If we declare a boosted Participation Rate, the Strategy Credit Rate will be greater than the Index Performance.

Example: Uncapped Cap Rate with 125.00% Participation Rate
If the Index Performance is:	Then the Strategy Maturity Value will be:
0%	0%
5.00%	6.25%
25.00%	31.25%
50.00%	62.25%

Performance Lock

For any IPCS with the Performance Lock option, you may exercise the Performance Lock option on any day during the Strategy Term except the Term Start Date or the Term End Date. When you exercise the Performance Lock option, your Strategy Interim Value is locked in until the next Contract Anniversary. You may exercise the Performance Lock option manually by submitting a request to our Customer Service Office. Currently, you may also elect to have the Performance Lock option triggered automatically if your Strategy Interim Value has increased since the Term Start Date by a target percent you provide to us in advance. For example, if you invested $100,000 in an IPCS and set an automatic trigger of 20%, the automatic trigger will occur if your Strategy Interim Value is equal to or greater than $120,000, even if you have taken withdrawals after the Term Start Date. You may change your instructions at any time before an automatic trigger occurs.

Your locked-in value will be the Strategy Interim Value calculated at the end of the Business Day on which we receive your request or your target percentage is achieved. If we receive your request on a day that is not a Business Day, your request will be deemed to be received on the next Business Day.

Once exercised, the Index Strategy Value for the locked-in IPCS will no longer participate in any Index Performance (positive or negative). No Crediting or Protection Strategy will be applied at the time exercise, reallocation on the next Contract Anniversary or on the Term End Date of an IPCS for which you exercised the Performance Lock option. If you lock in an amount that is lower than the amount you invested in the IPCS on the Term Start Date, you will be locking in a loss. Withdrawals and charges deducted from a locked-in IPCS will reduce the locked-in Index Strategy Value by the amount withdrawn or charge assessed, including any applicable surrender charge.

Your locked-in Index Strategy Value will remain in the locked-in IPCS and may not be reallocated or reinvested until the next Contract Anniversary. On the next Contract Anniversary, you may reallocate the amount held in the locked-in IPCS to any available IPCS or the FRS. If you do not provide instructions, the amount will be automatically reinvested into the same IPCS for which you exercised the Performance Lock option. Reinvestment into the same IPCS will be subject to new crediting rates that we declare for the applicable Crediting Strategy. If the same IPCS is not available, the amount will be automatically reallocated to an IPCS with the same Strategy Term, Index, Protection Strategy, and Crediting Strategy, if available (i.e., only the availability of the Performance Lock option will differ). If such an IPCS is not available, the amount will be automatically reallocated to the 1-Year

Strategy Term / -10% Buffer / S&P 500 Index / Cap with Par / with or without the Performance Lock option (depending on availability). This reallocation may not be satisfactory to you.

Before exercising the Performance Lock option, you should consider the following factors:

•

You may only exercise the Performance Lock option once during a Strategy Term for each IPCS with the Performance Lock option, and the decision to exercise the Performance Lock option cannot be revoked.

•

You will not know the Strategy Interim Value used to lock in your Index Strategy Value in advance. We use the Strategy Interim Value calculated at the end of the Business Day on which we receive your request. The Strategy Interim Value that gets locked in may be higher or lower than the Strategy Interim Value you last obtained.

•	No Crediting or Protection Strategy will be applied at the time of the exercise, reallocation on the next Contract Anniversary or on the Term End Date.

•	After you exercise the Performance Lock option, your locked-in Index Strategy Value will not increase under any circumstances.

•	Withdrawals and charges deducted from a locked-in IPCS will reduce the locked-in Index Strategy Value by the amount withdrawn or charge assessed, including any applicable surrender charge.

•

Reallocations are only permitted on Contract Date Anniversaries. Depending on when you exercised the Performance Lock option, your investment might not participate in Index Performance for up to one year.

•

There may not be an optimal time to exercise the Performance Lock option. Your Strategy Maturity Value may be higher if you do not exercise the Performance Lock option. No credit or protection levels are applied on the Term End Date of an IPCS option for which you exercised the Performance Lock option.

CONTRACT VALUE

On the Contract Date, your Contract Value is your premium payment. Afterwards, your Contract Value is the sum of the value of all your investments in the IPCS (the “Total Index Strategy Value”) and the FRS (the “Fixed Rate Strategy Value”). We reserve the right to terminate the Contract if your Contract Value falls below $2,000.

Fixed Rate Strategy Value

The Fixed Rate Strategy Value is the amount allocated to the FRS plus the daily interest credit less any withdrawals (including any applicable surrender charges).

Index Strategy Value

The Index Strategy Value is the value of each IPCS option you are invested in.

On the Term Start Date, the Index Strategy Value equals your allocation to the IPCS.

On the Term End Date, the Index Strategy Value is the Strategy Maturity Value.

On any other day during the Strategy Term, the Index Strategy Value is the Strategy Interim Value.

Strategy Value Base. The Strategy Value Base is used to determine the Strategy Maturity Value on the Term End Date. It is equal to the amount allocated to an IPCS on the Term Start Date, reduced thereafter for withdrawals

(including any applicable surrender charges) in proportion to the percentage change in the sum of Index Strategy Values that have not yet matured and are not locked in pursuant to exercise of the Performance Lock option. The proportional reduction in your Strategy Value Base could be greater than the dollar amount of the withdrawal.

Example #1: Assume you purchase a Contract for $100,000 and allocate $55,000 to IPCS A and $45,000 to IPCS B. Your Strategy Value Base on the Term Start Date is equal to the allocation amounts. Six months later, you request a $10,000 withdrawal at a time when IPCS A has a Strategy Interim Value of $65,000 and IPCS B has a Strategy Interim Value of $40,000. The sum of Index Strategy Values that have not yet matured and are not locked in pursuant to exercise of the Performance Lock option is $105,000 ($65,000 + $40,000).

The $10,000 withdrawal reduced the sum of Index Strategy Values that have not yet matured and are not locked in pursuant to exercise of the Performance Lock option by 9.52% ($10,000 / $105,000). Therefore, the Strategy Value Base of IPCS A will be reduced by $5,238 (9.52% of the $55,000 Strategy Value Base) to $49,762 and the Strategy Value Base of IPCS B will be reduced by $4,286 (9.52% of the $45,000 Strategy Value Base) to $40,714, a proportional reduction. In this case, the total reduction in Strategy Value Bases across your IPCS investments is $9,524 ($5,238 + $4,286), which is less than the amount withdrawn.

Example #2: Assume you purchase a Contract for $100,000 and allocate $55,000 to IPCS A and $45,000 to IPCS B. Your Strategy Value Base on the Term Start Date is equal to the allocation amounts. Six months later, you request a $10,000 withdrawal at a time when IPCS A has a Strategy Interim Value of $50,000 and IPCS B has a Strategy Interim Value of $35,000. The sum of Index Strategy Values that have not yet matured and are not locked in pursuant to exercise of the Performance Lock option is $85,000 ($50,000 + $35,000).

The $10,000 withdrawal reduced the sum of Index Strategy Values that have not yet matured and are not locked in pursuant to exercise of the Performance Lock option by 11.76% ($10,000 / $85,000). Therefore, the Strategy Value Base of IPCS A will be reduced by $6,471 (11.76% of the $55,000 Strategy Value Base) to $48,529 and the Strategy Value Base of IPCS B will be reduced by $5,294 (11.76% of the $45,000 Strategy Value Base) to $39,706, a proportional reduction. In this case, the total reduction in Strategy Value Bases across your IPCS investments is $11,765 ($6,471 + $5,294), which is greater than the amount withdrawn.

Strategy Credit Rate. The Strategy Credit Rate is used to determine the Strategy Maturity Value on the Term End Date. It is calculated by adjusting any negative Index Performance by the Protection Strategy and adjusting any zero or positive Index Performance by the Crediting Strategy. See “Protection Strategies” and “Crediting Strategies” for more information.

Strategy Maturity Value. The Strategy Maturity Value is the Index Strategy Value on the Term End Date, which reflects the Index Performance, the effect of any withdrawals taken and charges deducted from the IPCS over the Strategy Term, and the application of the Crediting Strategy or Protection Strategy, as applicable. The Strategy Maturity Value is calculated by adjusting the Strategy Value Base on the Term End Date by the Strategy Credit Rate, as follows:

Strategy Maturity Value = Strategy Value Base x (1 + Strategy Credit Rate)

Strategy Interim Value. The Strategy Interim Value is the Index Strategy Value on any day other than the Term Start Date or the Term End Date. It is calculated daily based on the value of a hypothetical portfolio composed of a “Fixed Income Asset Proxy” and a “Derivative Asset Proxy” less reasonably expected or actual trading costs at the time of determination (“Trading Cost Provision”). The Fixed Income Asset Proxy is a hypothetical fixed income asset that is designed to replicate the Strategy Value Base on the Term End Date and is measured at book value. The Derivative Asset Proxy is a package of hypothetical derivative assets established on the Term Start Date that is designed to replicate a Strategy Credit Rate and are measured at market value. This means the Strategy Interim Value could be less than your investment even if the Index is performing positively. The Strategy Interim Value calculation could result in a loss that is greater than the level of protection the Protection

Strategy would provide on the Term End Date, or a gain that is lower than the return the Crediting Strategy would provide on the Term End Date. See Appendix C for more information about the calculation of the Strategy Interim Value.

Strategy Interim Value Maximum Potential Loss. Certain transactions, when they occur before the Term End Date of an IPCS, are based on the Strategy Interim Value, such as (i) taking a withdrawal or surrendering your Contract, including the deduction of applicable surrender charges and/or premium taxes, (ii) exercising the Performance Lock option, (iii) annuitization, or (iv) the payment of a death benefit to your Beneficiaries. The use of the Strategy Interim Value in such transactions could result in the loss of principal and previously-credited earnings, and such losses could be as high as 100%. The maximum loss would occur if there is a total distribution from an IPCS at a time when the Index price has declined to zero.

Strategy Interim Value Examples

The tables below show examples of Strategy Interim Values for different Strategy Terms, Protection Strategies, and declared crediting rates under the Cap with Par Crediting Strategy if the Index Performance is -40%, -10%, 10% and 40% six months after the Term Start Date. All numbers are rounded.

The examples assume:

•	5% interest rate

•	2% dividend yield

•	20% implied volatility

•

Trading Cost Provision of 0.05% of the initial investment for 1-Year Strategy Terms, 0.10% of the initial investment for 3-Year Strategy Terms, and 0.15% of the initial investment for 6-Year Strategy Terms.

1-Year Strategy Term, -10% Buffer with 20% Cap and 100% Participation Rate
Index Performance	-40%	-10%	10%	40%
Years to Term End Date	0.5	0.5	0.5	0.5
Initial investment (Strategy Value Base on Term Start Date)	$1,000	$1,000	$1,000	$1,000
Derivative Asset Proxy net of Trading Cost Provision	$-284	$-25	$96	$185
Fixed Income Asset Proxy	$981	$981	$981	$981
Strategy Interim Value	$696	$956	$1,077	$1,165

1-Year Strategy Term, -10% Buffer, Uncapped with [110]% Participation Rate
Index Performance		-40%		-10%		10%		40%
Years to Term End Date		0.5		0.5		0.5		0.5
Initial investment (Strategy Value Base on Term Start Date)		$1,000		$1,000		$1,000		$1,000
Derivative Asset Proxy net of Trading Cost Provision	$		$		$		$
Fixed Income Asset Proxy	$		$		$		$
Strategy Interim Value	$		$		$		$

3-Year Strategy Term, -20% Buffer with 45% Cap and 100% Participation Rate
Index Performance	-40%	-10%	10%	40%
Years to Term End Date	2.5	2.5	2.5	2.5
Initial investment (Strategy Value Base on Term Start Date)	$1,000	$1,000	$1,000	$1,000
Derivative Asset Proxy net of Trading Cost Provision	$-158	$39	$148	$270
Fixed Income Asset Proxy	$918	$918	$918	$918
Strategy Interim Value	$760	$957	$1,066	$1,188

3-Year Strategy Term, -20% Buffer, Uncapped with [110]% Participation Rate
Index Performance		-40%		-10%		10%		40%
Years to Term End Date		2.5		2.5		2.5		2.5
Initial investment (Strategy Value Base on Term Start Date)		$1,000		$1,000		$1,000		$1,000
Derivative Asset Proxy net of Trading Cost Provision	$		$		$		$
Fixed Income Asset Proxy	$		$		$		$
Strategy Interim Value	$		$		$		$

6-Year Strategy Term, -30% Buffer with 150% Cap and 100% Participation Rate
Index Performance	-40%	-10%	10%	40%
Years to Term End Date	5.5	5.5	5.5	5.5
Initial investment (Strategy Value Base on Term Start Date)	$1,000	$1,000	$1,000	$1,000
Derivative Asset Proxy net of Trading Cost Provision	$-59	$130	$259	$447
Fixed Income Asset Proxy	$815	$815	$815	$815
Strategy Interim Value	$756	$944	$1,074	$1,262

6-Year Strategy Term, -30% Buffer with Uncapped and 110% Participation Rate
Index Performance		-40%		-10%		10%		40%
Years to Term End Date		5.5		5.5		5.5		5.5
Initial investment (Strategy Value Base on Term Start Date)		$1,000		$1,000	$		$
Derivative Asset Proxy net of Trading Cost Provision	$		$		$		$
Fixed Income Asset Proxy	$		$		$		$
Strategy Interim Value	$		$		$		$

REALLOCATIONS AND WITHDRAWALS

Reallocations

Contract Value that is allocated to an IPCS may only be reallocated on the Term End Date (which is also a Contract Anniversary), unless (1) you exercise the Performance Lock option (if available) or (2) the IPCS is matured early and its value reallocated to the FRS due to discontinuation of an Index (as described in “Discontinuation or Substitution of an Index”). Any locked-in Index Strategy Value pursuant to the exercise of the Performance Lock option may be reallocated on the next Contract Anniversary. On the Term End Date (or the next Contract Anniversary, as applicable), the Index Strategy Value will be automatically reinvested into the same IPCS with the new crediting rates, if available, unless you instruct us to reallocate such amount to a different IPCS or the FRS. Reinvestment into the same IPCS will be subject to new crediting rates that we declare for the applicable Crediting Strategy. If the same IPCS is not available, the amount will be automatically reallocated to an IPCS with the same Strategy Term, Index, Protection Strategy, and Crediting Strategy, if available (i.e., only the availability of the Performance Lock option is different). If such an IPCS is not available, the amount will be automatically reallocated to the 1-Year Strategy Term / -10% Buffer / S&P 500 Index / Cap with Par / with or without Performance Lock (depending on availability). This reallocation may not be satisfactory to you.

Contract Value that is allocated to the FRS may be reallocated on the next Contract Anniversary. On the Contract Anniversary, the Fixed Rate Strategy Value will be automatically reinvested into the FRS subject to the new interest rate, unless you instruct us to reallocate such amount to one or more of the available IPCS options. If you reallocate the entire amount invested in the FRS to the IPCS options, the reallocation will take into account the FRS Guaranteed Surrender Value as described under “FRS Guaranteed Surrender Value” below.

Any reallocation instructions must be received in Good Order no later than the close of business on the Contract Anniversary (but no more than 60 calendar days) prior to the Contract Anniversary on which they will be effected). If your Contract Anniversary is a non-Business Day, reallocation instructions must be received in Good Order no later than the close of business on the Business Day prior to the Contract Anniversary.

You may not allocate Contract Value to an IPCS if the Term End Date would occur after the latest Annuity Commencement Date (i.e., the Contract Anniversary immediately following the Annuitant’s 100th birthday).

Crediting Rates. We will send you a notice in advance explaining the investment options available to you and how you can obtain the new crediting rates that will apply upon reinvestment or reallocation. New crediting rates may be higher or lower than the current crediting rates, subject to the minimum guaranteed rates. We may declare different crediting rates for reallocations based on your Contract Date. New crediting rates will be declared at least five (5) Business Days before they go into effect.

Withdrawals and Surrenders

During the accumulation phase, you may request a partial withdrawal or full surrender at any time. A partial withdrawal must be at least $100. If you request a withdrawal that would reduce the Contract Value below the minimum Contract Value of $2,000, we will confirm your request and, if confirmed, treat it as a request to fully surrender the Contract.

Amounts will be withdrawn from the Contract in the following order:

1)	First, from amounts invested in the FRS;

2)	Next, proportionally from each IPCS that has been locked in by exercise of the Performance Lock option (if any), using the locked-in Index Strategy Value;

3)	Next, proportionally from each IPCS that is at its Term End Date (if any), using the Strategy Maturity Values on the date of the withdrawal; and

4)

Finally, proportionally from each remaining IPCS, using the Strategy Interim Values on the date of the withdrawal. The Strategy Interim Value could be less than your investment in the IPCS even if the Index is performing positively. See Appendix C for more information about the calculation of the Strategy Interim Value.

You may not request a partial withdrawal be withdrawn from a particular Strategy. This means that if you wish to withdraw money from an IPCS without the Performance Lock option before the Term End Date, your only option will be to surrender the Contract, which may incur surrender charges, may be subject to taxes (including a 10% additional tax before age 59 1⁄2), and, with respect to any amounts surrendered from an IPCS prior to the Term End Date, will be based on the Strategy Interim Value. The Strategy Interim Value could be less than your investment in the IPCS even if the Index is performing positively. See Appendix C for more information about the calculation of the Strategy Interim Value.

Effect of Withdrawals from an IPCS. When you take a partial withdrawal from an IPCS, the Index Strategy Value for that IPCS is reduced dollar-for-dollar by the amount of the withdrawal. If you take a partial withdrawal from an IPCS that has not been locked in pursuant to exercise of the Performance Lock option on any day during the Strategy Term other than the Term Start Date and the Term End Date, the Strategy Value Base is reduced in proportion to the percentage change in the sum of Index Strategy Values that are not locked in pursuant to exercise of the Performance Lock option, which may be more, even significantly more, than the dollar amount withdrawn. See “Strategy Value Base” in the “Contract Value” section for examples of the proportional reduction in Strategy Value Base. Withdrawals do not affect the Protection Strategy or Crediting Strategy rates.

Surrender Value. The amount available for a full surrender of your Contract, the payment of a death benefit, or annuitization is the “Surrender Value.” The Surrender Value is the sum of (1) the Total Index Strategy Value less any applicable surrender charge and/or premium taxes and (2) the greater of (i) the Fixed Rate Strategy Value less any applicable surrender charge and/or premium taxes or (ii) the FRS Guaranteed Surrender Value.

FRS Guaranteed Surrender Value. The FRS Guaranteed Surrender Value is a minimum FRS surrender value after any applicable surrender charges have been deducted. In most states, the Guaranteed Surrender Value is 87.5% of amounts allocated to the FRS less withdrawals (excluding any surrender charges) accumulated at the minimum nonforfeiture rate disclosed in your Contract.

At the time of a transaction that would reduce the Fixed Rate Strategy Value to zero (including withdrawal, surrender, annuitization, payment of a Standard Death Benefit, or reallocation to the IPCS options):

•

If the FRS Guaranteed Surrender Value is greater than the Fixed Rate Strategy Value (less any applicable surrender charge and/or premium taxes), the FRS Guaranteed Surrender Value will replace the Fixed Rate Strategy Value when the transaction is processed.

•

If the FRS Guaranteed Surrender Value is less than the Fixed Rate Strategy Value (less any applicable surrender charge and/or premium taxes), the transaction will be processed using the Fixed Rate Strategy Value.

After the transaction, the FRS Guaranteed Surrender Value will be zero until a new reallocation is made to the FRS. There is no Guaranteed Surrender Value for the IPCS options under the Contract. See Appendix A for state variations that may apply.

Premium Taxes. Some states impose premium taxes at rates currently ranging up to [3.5]%. If premium taxes apply to your Contract, we will deduct them when a death benefit is paid, when the Contract Value is annuitized, or when you surrender the Contract.

Surrender Charge

A surrender charge will be imposed when you take a partial withdrawal or surrender your Contract during the first six Contract Years, unless an exception applies. After the first six Contract Years, there is no surrender charge under the Contract. The surrender charge is a percentage of the amount withdrawn or surrendered in excess of your free withdrawal amount (as described below).

The maximum surrender charge is [8]%, and grades to 0% as shown in the following table:

Contract Year	1		2		3		4		5		6		7+
Surrender Charge Percentage	[8	]%	[8	]%	[7	]%	[6	]%	[5	]%	[4	]%	0%

You may request a partial withdrawal as a net amount or a gross amount. Your selection will affect the amount you receive and the amount of any surrender charge assessed.

If you request a net amount, you will receive exactly the amount you specified, and your Contract Value will be reduced by the amount you requested plus the amount required to cover any applicable surrender charge. If you request a gross amount, your Contract Value will be reduced by exactly the amount you specified, and you will receive the amount you requested less any applicable surrender charge. In each case, the surrender charge (if any) is assessed against the gross amount withdrawn from your Contract Value less any free withdrawal amount.

If you do not specify the type of withdrawal, we will treat your request as a request to receive a net amount. If your remaining Contract Value is not sufficient to pay the surrender charge, we will deduct the surrender charge from the amount withdrawn.

The surrender charge is intended to compensate us for expenses incurred in the promotion, sale and distribution of the Contract. We may use revenue generated from surrender charges for any legitimate corporate purpose.

We will not assess a surrender charge if:

•	You exercise your right to cancel the Contract (see “Right to Cancel”);

•	We pay the death benefit to your Beneficiaries (see “Death Benefit”);

•	You take withdrawals pursuant to the Nursing Home and Terminal Illness rider (described below); or

•	You take withdrawals up to the free withdrawal amount (described below).

Free Withdrawal Amount. Each year during the first six Contract Years, you may take withdrawals up to the free withdrawal amount without incurring a surrender charge. The free withdrawal amount is the greater of (i) 10% of your Contract Value as of the most recent Contract Anniversary (or, in the first Contract Year, 10% of your total premiums paid) or (ii) your RMD under our automatic RMD program. The free withdrawal amount is non-cumulative. Any unused portion in a Contract Year does not carry over to subsequent Contract Years.

Withdrawals and surrenders during the first six Contract Years that, in the aggregate, exceed the free withdrawal amount for that Contract Year will be subject to a surrender charge unless an exception applies. After the first six Contract Years, there is no surrender charge and the free withdrawal amount is no longer applicable.

Surrender Charge Example. Assume you purchase the Contract with a $100,000 premium payment. At the beginning of the 6th Contract Year, your Contract Value is $80,000. Your free withdrawal amount is $8,000 (10% of $80,000). If you surrender your Contract at that time, a surrender charge will apply to the portion of your Contract Value that exceeds the free withdrawal amount ($72,000 = $80,000 – $8,000). The surrender charge assessed would be $[2,880] ([4]% of $72,000). The amount you will receive is $[77,120] ($77,120 = $80,000 – $[2,880]).

Nursing Home and Terminal Illness. We will waive a surrender charge that would otherwise apply to a withdrawal or surrender if:

•

Any owner who was age 75 or less on the Contract Date is confined to a nursing home or hospital facility for at least 90 consecutive days pursuant to a qualified physician’s diagnosis that such confinement is medically necessary; or

•	Any owner is diagnosed with a terminal illness by a qualified physician and is not expected to survive more than 6 months.

In each case, the subject conditions may not have existed when you purchased the Contract, and you must provide us with written documentation of eligibility satisfactory to us. Additional conditions and requirements may apply and are specified in the rider. These features may not be available in all states.

DEATH BENEFIT

We will pay a death benefit upon receipt, in Good Order at our Customer Service Office, of due proof of the death of any Owner before the Annuity Commencement Date. If the Owner is a non-natural Owner, the death of the Annuitant will be treated as the death of an Owner for purposes of determining whether a death benefit is payable. The death benefit will terminate when a death benefit is paid and the Contract is not continued under spousal continuation (described below) or if the Contract is annuitized or surrendered. The death benefit is included with your Contract for no additional charge.

The death benefit payable will either be the Standard Death Benefit or the Return of Premium Death Benefit, each of which are described in more detail under “Amount of Death Benefit” below.

The death benefit is payable first to:

•	any surviving Owner, if none, then

•	any surviving primary Beneficiary, if none, then,

•	any surviving Contingent Beneficiary, if none then

•	to the last surviving Owner’s estate.

Unless otherwise provided, to receive the death benefit, the party above must be living on the earlier of:

•	the date we receive due proof of death in Good Order at our Customer Service Office; or

•	the 15th day after the date of death.

Calculation of Death Benefit

We will calculate the death benefit as of the Business Day we first receive due proof of death in Good Order at our Customer Service Office. Unless the Contract is continued under spousal continuation (described below), all amounts allocated to the IPCS options will be transferred to the FRS at the interest rate we declared for the Contract on the prior Contract Anniversary, where they will remain until all death benefit proceeds have been distributed.

If we calculate the death benefit on any day other than a Term End Date, the amount available from each IPCS that has not been locked in pursuant to exercise of the Performance Lock option will be the Strategy Interim Value. The Strategy Interim Value could be less than your investment in the IPCS even if the Index is performing positively. See Appendix C for more information about the calculation of the Strategy Interim Value.

We will pay the death benefit to the appropriate Beneficiary or Beneficiaries (or surviving joint Owner(s), if applicable) after we receive due proof of death in Good Order.

Multiple Beneficiaries. If there is more than one Beneficiary, each Beneficiary’s portion of the death benefit proceeds will be distributed upon receipt of settlement instructions in Good Order from that Beneficiary. Proceeds for those Beneficiaries who have not provided settlement instructions in Good Order will remain in the Contract until we receive such instructions.

Amount of Death Benefit

If you are 76 years old or older on the date you signed your application, your death benefit is the Standard Death Benefit, which equals the Contract Value less any premium taxes, taking into account the FRS Guaranteed Surrender Value (see “FRS Guaranteed Surrender Value” in “Reallocation and Withdrawals”).

If you are younger than 76 years old on the date you signed your application, your death benefit is the greater of (i) the Standard Death Benefit described above or (ii) the Return of Premium Death Benefit, which equals the premium payment, subject to withdrawal adjustments, which may be more, even significantly more, than the dollar amount withdrawn.

The withdrawal adjustment is the greater of:

1.	the dollar amount of the withdrawal taken, including any applicable surrender charges; or

2.

the Return of Premium Death Benefit before the withdrawal multiplied by (a) divided by (b); where (a) is the amount of the withdrawal taken, including any applicable surrender charges; and (b) is the Contract Value immediately before the withdrawal was taken.

For example, assume you are 75 years old when you purchase the Contract with a $100,000 premium payment and you allocate all of your premium payment to the IPCS options. On the Contract Date, the Standard Death Benefit is $100,000 (less any premium tax) and the Return of Premium Death Benefit is $100,000. Six months later, you request a $10,000 withdrawal at a time when the Contract Value is $80,000. Immediately before the withdrawal, the Standard Death Benefit is $80,000 (less any premium tax) and the Return of Premium Death Benefit is still $100,000. After the withdrawal, the Standard Death Benefit is reduced by $10,000 (the amount of the withdrawal) to $70,000 (less any premium tax). The Return of Premium Death Benefit is reduced by $12,500 (the $100,000 Return of Premium Death Benefit before the withdrawal multiplied by the $10,000 withdrawal divided by the $80,000 Contract Value immediately before the withdrawal was taken), more than the dollar amount withdrawn. After the withdrawal, the Return of Premium Death Benefit is $87,500 ($100,000 – $12,500).

If there is a change of Ownership (both original Owners, in the case of joint Owners) or Annuitant (in the case of a non-natural Owner), as applicable, the death benefit after such change becomes effective will be the Standard Death Benefit.

If the Contract is continued under spousal continuation (described below) the death benefit payable under the continued Contract is the Standard Death Benefit.

If we receive due proof of death after the Annuity Commencement Date and the date of death was prior to the Annuity Commencement Date, the amount of the death benefit will be reduced by the sum of annuity payments already paid.

Distribution of Death Benefit Proceeds

Non-qualified Contracts. We generally will pay the death benefit in a lump sum, unless the Beneficiary elects to have the death benefit distributed over their life, in accordance with one of the annuity payout options, as described below. A Beneficiary (or surviving Owner, if applicable) who is entitled to a death benefit may defer payment of this sum for up to five years from the date of death.

Instead of a lump sum payment, the Beneficiary or surviving joint Owner, as the case may be, may elect to have the death benefit distributed over their life, or to one of the annuity payout options that contain a life contingency where the applicable guaranteed period does not extend beyond life expectancy. However, this election must be made and distributions must commence within one year of the date of death. If the election to receive annuity payments is not made within this time period, then the lump sum option will be deemed to have been elected, and this Contract will be fully distributed within 5 years of the date of death. We will consider that deemed election as our receipt of settlement instructions regarding payment of the death benefit proceeds. We must receive notification of the choice of alternative payout option at our Customer Service Office at least three (3) Business Days before we pay out the death benefit proceeds and within one year of the date of death.

Qualified Contracts. Your Contract is subject to required minimum distribution (“RMD”) rules that apply different requirements for certain beneficiaries. If your beneficiary is not an eligible designated beneficiary at the time of your death, your beneficiary is required to distribute any remaining interest in the contract by the end of the calendar year of the 10th anniversary of your death. An eligible designated beneficiary is an individual who at the time of your death is 1) your surviving spouse, 2) your minor child, 3) disabled, 4) chronically ill, or 5) any other individual who is not more than 10 years younger than you. Your minor child will no longer be considered an eligible designated beneficiary as of the date they reach majority. After your death and upon reaching the age of majority, such a beneficiary will have 10 years from that date to receive any remaining interest in the contract.

We generally will pay the death benefit in a lump sum, unless the Beneficiary is an eligible designated beneficiary that elects to have the death benefit distributed over their life. However, this election must be made and distributions must commence by the end of the calendar year after the date of death. If the election to receive payments over their lifetime is not made within this time period, then the lump sum option will be deemed to have been elected, and this contract must be fully distributed by the end of the calendar year of the 10th anniversary of the date of death. We will consider that deemed election as our receipt of settlement instructions regarding payment of the death benefit proceeds. If the Beneficiary has not requested receipt of their portion of the death benefit within the ten-year period, we will pay the remaining proceeds to that Beneficiary at that time.

If, when we calculate the death benefit, we also receive settlement instructions for at least one Beneficiary that includes a request for deferral of the payment of the death benefit proceeds or election of an annuity payout option, as described above, or we do not receive settlement instructions in Good Order from all Beneficiaries, any death benefit amount exceeding the Contract Value that is not distributed to the Beneficiaries will be credited to the Contract. This crediting event will constitute satisfaction of our death benefit obligation under your Contract and we will have no further death benefit obligation under the Contract. Any portion of the credited amount that is not distributed to the Beneficiaries as death proceeds at that time will be allocated to the FRS. Such amounts shall remain invested in the Contract until paid out in accordance with settlement instructions from Beneficiaries.

You may designate that a Beneficiary is to receive the death benefit proceeds either through an annuity for life or over a period that does not exceed the life expectancy of that Beneficiary. Such designation must be made in writing in a form acceptable to us, and may only be revoked in your written notice received at our Customer Service Office in Good Order. Upon your death, the Beneficiary cannot revoke or modify any designation you made on how the death benefit proceeds are to be paid.

Upon the death of any Owner, ownership of the Contract before the full distribution of the death benefit proceeds will pass as follows:

•	any surviving Owner, if none then

•	any surviving primary Beneficiary, if none then

•	any surviving Contingent Beneficiary, if none then

•	the last surviving Owner’s estate.

Upon the death of an Annuitant if the Owner is a non-natural Owner, the non-natural Owner will retain ownership of this Contract before the full distribution of the death benefit proceeds.

A non-spousal Beneficiary (or any surviving joint Owner) that is entitled to a death benefit has the right to elect another Beneficiary to receive the death benefit proceeds in the event of their death before the full distribution of the proceeds.

Death On or After the Annuity Commencement Date

If the date of death was on or after the Annuity Commencement Date, no death benefit is payable under the Contract, but there may be a death benefit payable under the annuity payout option you elected.

Non-qualified Contracts. If any Owner dies on or after the Annuity Commencement Date, and before the entire interest in the Contract has been distributed, then any remaining portion of such interest will be distributed at least as rapidly as under the method of distribution being used as of the date of death.

Qualified Contracts. If you die on or after the Annuity Commencement Date, and before the entire interest in the Contract has been distributed, then any remaining portion of such interest will be distributed to the Beneficiary pursuant to the RMD rules. A Beneficiary that is an eligible designated beneficiary may continue annuity payments under the method of distribution being used as of the date of death, provided that annuity payments do not extend beyond the Beneficiary’s life expectancy. A Beneficiary that is not an eligible designated beneficiary must distribute any remaining interest in the contract by the end of the calendar year of the 10th anniversary of your death.

Generally, your Beneficiaries will be taxed on the gain in your Contract. Consult your tax adviser about the estate tax and income tax consequences of your particular situation.

Special Requirements

In the event of any Owner’s death, we must distribute all of the Owner’s interest in the Contract according to the following rules:

•

If the Beneficiary (or the sole surviving joint Owner) is not your spouse, and you die before the Annuity Commencement Date, then we must distribute all of your interest in the Contract within five years of your death. These distribution requirements will be satisfied if any portion of the deceased Owner’s interest: is payable to, or for the benefit of, any new Owner, and will be distributed over the new Owner’s life, or over a period not extending beyond the life expectancy of any new Owner.

•

If your spouse is the only primary Beneficiary (or the sole surviving joint Owner) when you die, then your surviving spouse may be able to elect (or may be deemed to have elected) to continue the Contract (as described below).

•	If a Beneficiary is not a natural person, the Beneficiary must elect that the entire death benefit be distributed within five years of your death.

Spousal Continuation

Your Contract may be continued under spousal continuation only if: (1) an Owner dies before the Annuity Commencement Date; and (2) the deceased Owner’s spouse, under federal law, is the sole surviving Owner or the sole surviving primary Beneficiary on the date of such Owner’s death.

If the sole Beneficiary is legally recognized as the decedent’s spouse for federal tax purposes, they may elect to continue the Contract. If the Beneficiary elects this option, the Beneficiary may become the Owner and Annuitant of the Contract and must designate a new Beneficiary. This will give the Beneficiary access to all of the rights and privileges of the Contract. Prior to selecting this option, the Beneficiary may want to review the Contract to determine if the option best suits their needs.

The U.S. Supreme Court has held that same-sex marriages must be permitted under state law and marriages recognized under state law will be recognized for federal law purposes.

We must receive notice of due proof of death (of the Owner) in Good Order at our Customer Service Office. The surviving spouse may provide notice of election of spousal continuation by the 90th day in Good Order at our Customer Service Address.

If the Contract is continued under spousal continuation, the surviving spouse will become the new Owner and will replace the deceased Owner as Annuitant or Contingent Annuitant. All of the Contract Value will remain allocated to the Investment Strategies in accordance with your allocation instructions at that time. If the death benefit proceeds that would have been paid exceed the Contract Value on the date used to calculate the death benefit, then we will credit an amount equal to the difference between the death benefit proceeds and the Contract Value to the continued Contract, allocated to the FRS. On the next Contract Anniversary, the new Owner may reallocate the Contract Value among the available Investment Strategies. If we do not receive reallocation instructions, the Contract Value will be reinvested as described in the “Reallocations” section.

The death benefit payable under the continued Contract is the Standard Death Benefit as of the end of the Business Day we receive, in Good Order at our Customer Service Office, due proof of death of the surviving spouse.

If the Annuitant is changed under spousal continuation, then the Annuity Commencement Date will be the Contract Anniversary immediately following the new Annuitant’s 100th birthday, unless an earlier date is otherwise elected by the Owner. If the Contract is surrendered or a withdrawal is taken after spousal continuation, the surrender charge will continue to apply as described in the “Surrender Charge” section.

ANNUITIZATION

When you elect to annuitize your Contract under an annuity payout option (the “Annuity Commencement Date”), the accumulation phase ends and the annuity payout phase begins. The Annuity Commencement Date may not be sooner than the 5th Contract Anniversary or later than the Contract Anniversary immediately following the Annuitant’s 100th birthday.

If you elect to annuitize on any day other than a Term End Date, the amount available for annuitization from each IPCS that has not been locked in pursuant to exercise of the Performance Lock option will be the Strategy Interim Value. The Strategy Interim Value could be less than your investment in the IPCS even if the Index is performing positively. See Appendix C for more information about the calculation of the Strategy Interim Value.

State premium taxes ranging up to [3.5]% may be deducted upon annuitization.

Annuity Payout Options

During the payout phase, you will receive fixed annuity payments according to the annuity payout option you elect.

You can choose among the following annuity payout options before the Annuity Commencement Date:

•

Life Annuity. You will receive fixed payments for the life of the Annuitant. No payments will be made after the Annuitant’s death. It is possible to receive only one payment if the Annuitant dies before the second payment is due.

•

Joint and Survivor Annuity. You will receive fixed payments for the life of two joint Annuitants. When the first Annuitant dies, we will continue to make payments for the life of the survivor. No payments will be made after the last survivor’s death. It is possible to receive only one payment if both Annuitants die before the second payment is due.

•

Life with Period Certain. You will receive fixed payments for the life of the Annuitant. If the Annuitant dies and we have not made payments for the guarantee period, which may be between 5 and 30 years, we will continue to make annuity payments to your designated Beneficiary for the remainder of the guarantee period.

•

Joint and Survivor with Period Certain. You will receive fixed payments for the life of two joint Annuitants. When the first Annuitant dies, we will continue to make payments for the life of the survivor. If the last surviving Annuitant dies and we have not made payments for the guarantee period, which may be between 5 and 30 years, we will continue to make payments to your designated Beneficiary for the remainder of the guarantee period.

•	Period Certain. You will receive fixed payments for the duration of the guarantee period, which may be between 10 and 30 years.

If you do not make an election before the Annuity Commencement Date, Life with Period Certain of 10 years will be automatically applied. At age 100, only the Life Annuity option is available. After payments begin, you cannot change your election. Not all options will meet the required minimum distribution rules for Qualified Contracts.

TAX CONSIDERATIONS

The following summary provides a general description of the federal income tax considerations associated with the Contract. It is not intended to be complete, to cover all tax situations or address state taxation issues. This summary is not intended as tax advice. You should consult a tax adviser for more complete information. This summary is based on our understanding of the present federal income tax laws. We make no representation as to the likelihood of continuation of the present federal income tax laws or as to how they may be interpreted by the Internal Revenue Service (IRS).

We believe that our Contracts will qualify as annuity contracts for federal income tax purposes and the following summary assumes so. Tax law imposes several requirements that must be satisfied in order to receive the tax treatment normally accorded to annuity contracts.

Required Distributions. In order to be treated as an annuity contract for Federal income tax purposes, section 72(s) of the Tax Code requires any Non-Qualified Contract to contain certain provisions specifying how your interest in the Contract will be distributed in the event of the death of a holder of the Contract. Specifically, section 72(s) requires that (a) if any holder dies on or after the Annuity Commencement Date, but prior to the time the entire interest in the Contract has been distributed, the entire interest in the Contract will be distributed at least as rapidly as under the method of distribution being used as of the date of such holder’s death; and (b) if any holder dies prior to the annuity starting date, the entire interest in the Contract will be distributed within five years after the date of such holder’s death. These requirements will be considered satisfied as to any portion of a holder’s interest which is payable to or for the benefit of a designated Beneficiary and which is distributed over the life of such designated Beneficiary or over a period not extending beyond the life expectancy of that Beneficiary, provided that such distributions begin within one year of the holder’s death. The designated Beneficiary refers to a natural person designated by the holder as a Beneficiary and to whom ownership of the Contract passes by reason of death. However, if the designated Beneficiary is the surviving spouse of the deceased holder, the Contract may be continued with the surviving spouse as the new holder. If the Contract is owned by a non-natural person, the death or change of the Annuitant will be treated as the death of a holder for purposes of these rules.

The Non-Qualified Contracts contain provisions that are intended to comply with these Tax Code requirements, although no regulations interpreting these requirements have yet been issued. We intend to review such provisions and modify them if necessary to assure that they comply with the applicable requirements when such requirements are clarified by regulation or otherwise. The right of a spouse to continue the Contract, and all contract provisions relating to spousal continuation are available only to a person who meets the definition of “spouse” under federal law. The U.S. Supreme Court has held that same-sex marriages must be permitted under state law and that marriages under state law will be recognized for federal law purposes. Partners in a registered domestic partnership, civil union or similar formal relationship under state law that is not denominated as marriage under the laws of that state are not considered married for federal tax purposes. Therefore, the favorable tax treatment provided under federal law to surviving spouses is not applicable to such partners and spousal continuation in such cases is not available. Please consult with a tax advisor with questions regarding your tax situation.

Other rules may apply to Qualified Contracts.

When you invest in an annuity contract, you usually do not pay taxes on your investment gains until you withdraw the money – generally for retirement purposes. In this way, annuity contracts have been recognized by the tax authorities as a legitimate means of deferring tax on investment income.

We believe that if you are a natural person you will not be taxed on increases in the Contract Value of a Contract until a distribution occurs or until annuity payments begin. For these purposes, the agreement to assign or pledge any portion of a Contract’s Contract Value and, in the case of a Qualified Contract (described below), any portion of an interest in the qualified plan generally will be treated as a distribution. If an Owner transfers a Contract without adequate consideration to a person other than the Owner’s spouse (or to a former spouse incident to divorce), the Owner will be taxed on the difference between the Surrender Value and the investment in the Contract at the time of the transfer.

When annuity payments begin, you generally will be taxed only on the investment gains you have earned and not on the premium payment you made to purchase the Contract. Generally, withdrawals from your annuity should only be made once you reach age 59 1⁄2, die or are disabled; otherwise, a 10% additional tax may be applied against any amounts included in income unless one of several exceptions applies. Additional exceptions may apply to distributions from a Qualified Contract. You should consult a tax adviser with regard to exceptions from the additional tax. The Owner generally will be responsible for taxes owed on taxable distributions from the Contract, but different results could apply in some cases if the Owner names someone other than the Owner as the payee under the Contract.

If you invest in an annuity as part of an individual retirement plan, your Contract is called a Qualified contract. If your annuity is independent of any formal retirement or pension plan, it is termed a Non-Qualified Contract.

Taxation of Non-Qualified Contracts

Non-Natural Person. If a non-natural person owns a non-qualified annuity contract, the Owner generally must include in income any increase in the excess of the Contract Value over the investment in the contract (generally, the premiums or other consideration paid for the contract) during the taxable year. There are some exceptions to this rule and a prospective Owner that is not a natural person should discuss these with a tax adviser.

The following summary generally applies to Contracts owned by natural persons.

Withdrawals Before the Annuity Commencement Date. When a withdrawal from a Non-Qualified Contract occurs, the amount received will be treated as ordinary income subject to tax up to an amount equal to any excess of the Contract Value immediately before the distribution that exceeds the Owner’s investment in the Contract. Generally, the Owner’s investment in the Contract is the amount equal to the premium payment or other consideration paid for the Contract, reduced by any amounts previously distributed from the Contract that were not subject to tax at that time. In the case of a surrender under a Non-Qualified Contract, the amount received generally will be taxable only to the extent it exceeds the Owner’s investment in the Contract.

Additional Tax on Certain Withdrawals. In the case of a distribution from a Non-Qualified Contract, an additional federal tax may be imposed equal to 10% of the amount treated as income. However, there is generally no additional tax on distributions that are:

•	made on or after the taxpayer reaches age 59 1⁄2

•	made from an immediate annuity contract

•	made on or after the death of an Owner

•	attributable to the taxpayer’s becoming disabled, or

•	made as part of a series of substantially equal periodic payments for the life – or life expectancy – of the taxpayer or the joint lives (or life expectancies) of the taxpayer and a Beneficiary.

If you receive systematic payments that you intend to qualify for the substantially equal periodic payment exception, changes to your systematic payments before you reach age 59 1⁄2 or within five years (whichever is later) after beginning your systematic payments will result in the retroactive imposition of the 10% additional tax with interest. In addition, you should note that distributions made before you reach age 59 1⁄2 under any option that provides for a period certain annuity in connection with a deferred annuity contract may fail to satisfy this exception and may be subject to the 10% additional tax.

Other exceptions may apply under certain circumstances. Special rules may also apply to the exceptions noted above. You should consult a tax adviser with regard to exceptions from the additional tax.

Annuity Payments. Although tax consequences may vary depending on the payout option elected under an annuity contract, a portion of each annuity payment is generally not taxed, and the remainder is taxed as ordinary income. The non-taxable portion of an annuity payment is generally determined so that you recover your investment in the Contract ratably on a tax-free basis over the expected stream of annuity payments, as determined when annuity payments begin. However, once your investment in the Contract has been fully recovered, the full amount of each annuity payment is subject to tax as ordinary income. In addition, the Internal Revenue Code provides special rules for a partial annuitization, where annuity payments are received for life or at least 10 years under part of an annuity contract while the rest of the contract remains in a deferred status.

Taxation of Death Benefits. Amounts may be distributed from a Contract because of your death or the death of the Annuitant. Generally, such amounts are included in the income of the recipient as follows:

•	if distributed in a lump sum, they are taxed in the same manner as a surrender of the Contract

•	if distributed under a payout option, they are generally taxed in the same way as annuity payments.

Transfers, Assignments and Contract Exchanges. Transferring or assigning ownership of a Contract, designating an Annuitant other than the Owner, selecting certain maturity dates or exchanging a Contract may result in certain tax consequences to you that are not outlined here. For example, such transactions may result in federal gift taxes for you and federal and state income taxes for the new Owner, Annuitant or payee. If you are considering any such transaction, you should consult a professional tax adviser.

Withholding Tax. Annuity distributions are generally subject to withholding for the recipient’s federal income tax liability. However, recipients can generally choose not to have tax withheld from distributions.

Multiple Contracts. All non-qualified deferred annuity contracts issued by the Company or its affiliates to the same Owner during any calendar year are treated as one annuity contract for purposes of determining the amount included in the Contract Owner’s income when a taxable withdrawal occurs.

Taxation of Qualified Contracts

Qualified arrangements receive tax-deferred treatment as a formal retirement plan through provisions of the Internal Revenue Code. There is no added tax-deferred benefit of funding such qualified arrangements with tax-deferred annuities. While the Contract will not provide additional tax benefits, it does provide other features and benefits such as death benefit protection and the possibility for income guaranteed for life.

Your rights under a Qualified Contract may be subject to the terms of the retirement plan itself, regardless of the terms of the Qualified Contract. Adverse tax consequences may result if you do not ensure that contributions, distributions and other transactions with respect to the Contract comply with the law.

Individual Retirement Accounts and Annuities (IRAs). As defined in Sections 219 and 408 of the Internal Revenue Code, individuals are allowed to make annual contributions to an IRA of up to the lesser of the specified annual amount or 100% of the compensation includable in their gross income. All or a portion of these contributions may be deductible, depending on the person’s income and other factors.

Distributions from certain retirement plans may be rolled over into an IRA on a tax-deferred basis without regard to these limits.

Contributions to Roth IRAs are not tax-deductible and contributions must be made in cash or as a rollover or transfer from another arrangement from which the tax law allows such rollovers or transfers to be made. A rollover or conversion of an IRA to a Roth IRA may be subject to tax. You may wish to consult a tax adviser before combining any converted amounts with any other Roth IRA contributions, including any other conversion amounts from other tax years.

Distributions from Roth IRAs are generally not taxed if they meet certain requirements. In addition to the income tax and 10% additional tax which generally applies to distributions of earnings made before age 59 1⁄2, income tax and a 10% additional tax will be imposed for any distribution of earnings made from a Roth IRA during the five taxable years starting after you first contribute to any Roth IRA. A 10% additional tax may apply to amounts attributable to a conversion from an IRA if they are distributed during the five taxable years beginning with the year in which the conversion was made.

Additional Tax on Certain Withdrawals. Distributions from Qualified Contracts may be subject to ordinary income taxes and a 10% additional federal tax on the amount treated as income. However, there is generally no additional tax on distributions that are:

•	made on or after the taxpayer reaches age 59 1⁄2

•	made on or after the death of an Owner

•	attributable to the taxpayer’s becoming disabled

•	made as part of a series of substantially equal periodic payments for the life or life expectancy of the taxpayer.

If you receive systematic payments that you intend to qualify for the substantially equal periodic payment exception, changes to your systematic payments before you reach age 59 1⁄2 or within five years (whichever is later) after beginning your systematic payments will result in the retroactive imposition of the 10% additional tax with interest. In addition, you should note that distributions made before you reach age 59 1⁄2 under any option that provides for a period certain annuity may fail to satisfy this exception and may be subject to the 10% additional tax.

Other exceptions may apply under certain circumstances and certain exemptions may not be applicable to certain types of plans. Special rules may also apply to the exceptions noted above. You should consult a tax adviser with regard to exceptions from the additional tax.

Assigning Contract Interests. If the Contract is a Qualified Contract, the Owner’s interest in the Contract cannot be assigned. Assigned contract interests may be treated as a taxable distribution to the Contract Owner.

Other Tax Issues. In the case of a withdrawal under a Qualified Contract; a ratable portion of the amount received is taxable, generally based on the ratio of the “investment in the contract” to the individual’s total account balance or accrued benefit under the retirement plan. The “investment in the contract” generally equals the amount of any non-deductible purchase payments paid by or on behalf of any individual. In many cases, the “investment in the contract” under a qualified contract can be zero.

Qualified Contracts have minimum distribution rules that govern the timing and amount of distributions. There is a 25% excise tax on any shortfall to taking the full RMD for a year, which is reduced to 10% if the shortfall is corrected within two years.

For IRAs, RMDs must begin by an individual’s “applicable age.” For most other Qualified Contracts, distributions generally must begin by the later of the individual’s applicable age or retirement. For individuals who reached age 70 1⁄2 before January 1, 2020, the applicable age is 70 1⁄2. For individuals who reached age 72 before January 1, 2023, the applicable age is 72. For individuals who reached age 72 after December 31, 2022 and reach age 73 before 2033, the applicable age is 73. If an individual reaches age 73 after 2032, the applicable age is 75. For Roth IRAs or accounts, no RMDs are required during the individual’s lifetime.

Annuity distributions generally are subject to withholding for the recipient’s federal income tax liability at rates that vary according to the type of distribution and the recipient’s tax status. Recipients generally are provided the opportunity to elect not to have tax withheld from distributions. Taxable “eligible rollover distributions” from section 401(a) plans and certain other plans are subject to a mandatory federal income tax withholding of 20%. An eligible rollover distribution is any distribution to an employee from such a plan, except certain distributions such as distributions required by the Internal Revenue Code, hardship distributions or distributions in a specified annuity form. The 20% withholding does not apply, however, to nontaxable distributions or if (i) the employee (or employee’s spouse or former spouse as Beneficiary or alternate payee) chooses a “direct rollover” from the plan to an eligible retirement plan as defined in the Internal Revenue Code; or (ii) a non-spouse Beneficiary chooses a “direct rollover” from the plan to an IRA established by the direct rollover.

Federal Estate and Generation-Skipping Transfer Taxes

While no attempt is being made to discuss the federal estate tax implications of the Contract, a purchaser should keep in mind that the value of an annuity contract owned by a decedent and payable to a Beneficiary by virtue of surviving the decedent is included in the decedent’s gross estate. Depending on the terms of the annuity contract, the value of the annuity included in the gross estate may be the value of the lump sum payment payable to the designated Beneficiary or the actuarial value of the payments to be received by the Beneficiary. Consult an estate planning advisor for more information.

Under certain circumstances, the Internal Revenue Code may impose a “generation skipping transfer tax” (GST) when all or part of an annuity contract is transferred to, or a death benefit is paid to, an individual two or more generations younger than the Contract Owner. Regulations issued under the Internal Revenue Code may require us to deduct the tax from your contract, or from any applicable payment, and pay it directly to the IRS.

The potential application of these taxes underscores the importance of seeking guidance from a qualified adviser to help ensure that your estate plan adequately addresses your needs and that of your Beneficiaries under all possible scenarios.

Medicare Tax

Distributions from non-qualified annuity policies will be considered “investment income” for purposes of the Medicare tax on investment income. Thus, in certain circumstances, a 3.8% tax may be applied to some or all of the taxable portion of distributions (e.g., earnings) to individuals whose income exceeds certain threshold amounts ($200,000 for filing single, $250,000 for married filing jointly and $125,000 for married filing separately.) Please consult a tax advisor for more information.

Annuity Purchases by Nonresident Aliens and Foreign Corporations

The discussion above provides general information regarding U.S. federal income tax consequences to annuity contract purchasers that are U.S. citizens or residents. Purchasers that are not U.S. citizens or residents will generally be subject to U.S. federal withholding tax on taxable distributions from annuity contracts at a 30% rate, unless a lower treaty rate applies. In addition, if the payee is a foreign financial institution or a non-financial foreign entity within the meaning of the Internal Revenue Code as amended by the Foreign Account Tax Compliance Act, distributions to the payee could be subject to 30% withholding irrespective of the status of any beneficial owner or the existence of a treaty. In addition, purchasers may be subject to state and/or municipal taxes and taxes that may be imposed by the purchasers country of citizenship or residence. Certain non-participating and non-compliant foreign entities may be subject to 30% withholding under the Foreign Account Tax Compliance Act (FATCA) unless the contract is considered grandfathered. Prospective purchasers are advised to consult with a qualified tax adviser regarding U.S. state and foreign taxation with respect to a Contract purchase.

Our Income Taxes

At the present time, we make no charge for any federal, state or local taxes – other than the charge for state and local premium taxes that we incur – that may be attributable to the Contracts. We do have the right in the future to make additional charges for any such tax or other economic burden resulting from the application of the tax laws that we determine are attributable to the Contracts.

Under current laws in several states, we may incur state and local taxes in addition to premium taxes. These taxes are not now significant and we are not currently charging for them. If they increase, we may deduct charges for such taxes.

Possible Tax Law Changes

Tax law is subject to change and may be subject to interpretation. There is always the possibility that the tax treatment of the Contract could change by legislation, regulation, or otherwise. You should consult a tax adviser with respect to legislative or regulatory developments and their effect on the Contract.

We have the right to modify the Contract in response to legislative or regulatory changes that could otherwise diminish the favorable tax treatment annuity Contract Owners currently receive. We make no guarantee regarding the tax status of any Contract and do not intend this summary as tax advice.

OTHER INFORMATION ABOUT THE CONTRACT

Ownership Provisions

Owner. As the Owner, you have all interests in and rights under the Contract. We may permit ownership by a corporation or other legal entity (such as a trust). Subject to our administrative rules, the Owner has the right to designate Beneficiaries, change the Annuitant, select an annuity payout option before the payout phase begins, and exercise all other rights, benefits and privileges permitted by the Contract or us. Any assignment or change of Owner is subject to our approval and administrative rules at the time of the request. A Non-Qualified Contract can be owned jointly by natural persons. Either Owner may exercise all rights under the Contract.

Annuitant. The Annuitant is the person(s) on whose life annuity payments are based upon in the payout phase of the Contract. Under joint ownership, the older Owner must be the Annuitant. Any change of Annuitant is subject to our approval and administrative rules at the time of the request.

Beneficiary. The person(s) you designate to receive a death benefit under the Contract upon your death. You may change the Beneficiary at any time unless you have named an irrevocable Beneficiary. Upon your death, a Beneficiary may make elections on how distributions will be made.

Assignment

The Contract may not be assigned without our prior consent. To the extent permitted by law, we reserve the right to refuse our consent on a non-discriminatory basis, including to the extent necessary to ensure a trading market for the Contracts does not develop. You may request to assign your rights under the Contract by submitting a written request to our Customer Service Office. We will not be bound by an assignment until we acknowledge it. We are not responsible for the validity or effect of any assignment or for any payment we make or action we take before we approve and record notice of the assignment. Any claim made under an assignment is subject to proof of interest and the extent of the assignment. An assignment may result in adverse tax consequences.

The Contract is not designed for resale, speculation, arbitrage, viatical settlements or any other type of collective investment scheme. The Contract may not be traded on any stock exchange or secondary market.

Abandoned Property

Every state has unclaimed property laws that generally provide for escheatment to the state of unclaimed property (including annuity, life, and other insurance policy proceeds) under various circumstances. For example, if a death benefit payment is due, but we are unable to locate the Beneficiary after a thorough search and the Beneficiary does not come forward to claim the death benefit in a timely manner, the death benefit may escheat.

However, the state is obligated to pay the death benefit if your Beneficiary steps forward to claim it with proper documentation. In addition to unclaimed property laws, we may be required to escheat property by regulatory demand, finding, agreement or settlement. To prevent escheatment, it is important for you to keep your information up to date, including the contact and identifying information for yourself, your Beneficiaries, and any other relevant parties.

Suspension of Payments

We reserve the right to suspend or delay payments or processing of transactions, including withdrawals and reallocations or annuity payments and death benefits, if:

•	The New York Stock Exchange is closed (other than a customary weekend or holiday closing);

•	Trading on the New York Stock Exchange is restricted;

•	We are unable to calculate the Contract Value or the amount of the payment; or

•	When permitted by applicable regulatory provisions.

The General Account

Our obligations and any guaranteed benefits under the Contract are supported by our general account and are subject to our creditworthiness and claims-paying ability. Assets in the general account are not segregated for the benefit of any particular contract or obligation. Our general account is chargeable with liabilities arising out of other business we conduct.

The Separate Account

We established a non-unitized separate account to hold certain assets to support our obligations under the Contracts. We are the sole owner of the assets of the separate account. We may invest and trade those assets in any manner we choose, subject to applicable laws and regulations. All investment income, gains and losses, realized or unrealized, from assets held in the separate account are borne by us. You do not participate in the performance of the assets held in the separate account. All benefits payable under the Contract are determined without reference to the investment performance of the assets held in the separate account. We are obligated to pay all amounts owed under the Contracts even if the amount exceeds the assets held in the separate account. Any amount that exceeds the assets of the separate account is paid from our general account. The separate account is not insulated, meaning the assets of the separate account are chargeable with liabilities arising out of other business we conduct. We reserve the right, subject to applicable regulatory approvals, to change the structure and operation of the separate account.

Distribution

The Contract is sold by insurance agents who are licensed by GIAC and who are either registered representatives of Park Avenue Securities LLC (“PAS”) or of broker-dealer firms that have entered into sales agreements with PAS and GIAC. PAS and such other broker-dealers are members of the Financial Industry Regulatory Authority (“FINRA”). The principal underwriter of the contract is PAS, located at 10 Hudson Yards, New York, New York 10001. PAS is a wholly owned subsidiary of The Guardian Life Insurance Company of America (“Guardian Life”), our parent company.

GIAC will generally pay commissions to these individuals or broker-dealer firms for the sale of contracts. When we compensate a firm, the representative responsible for the sale of the Contract will receive a portion of the compensation based on the practice of the firm. Commissions may vary, but will not exceed the limits of applicable laws and regulations. Commissions paid in conjunction with the Contracts will be up to 7.5% on the premium. A commission of up to 0.50% of the unliquidated premium of the Contract may be paid quarterly beginning in the 18th contract month. If the oldest Owner is age 81 or older on the Contract’s issue date, commissions paid in conjunction with the Contracts will be up to 3.75% on premium and, beginning in the 18th contract month, a commission of up to 0.50% of the unliquidated premiums may be paid quarterly.

We reserve the right to pay any compensation permissible under applicable state law and regulations, including, for example, additional sales or service compensation while a Contract is in force or additional amounts paid in connection with special promotional incentives. In addition, we may compensate certain individuals for the sale of Contracts in the form of commission overrides, expense allowances, bonuses, wholesaler fees and training allowances. Individuals may also qualify for non-cash compensation such as expense-paid trips and educational seminars.

In addition to the compensation described above, GIAC may make additional cash payments or make reimbursements to some broker-dealers in recognition of their marketing and distribution, transaction processing, and/or administrative services support. Marketing and distribution support services may include, among other services, placement of GIAC’s products on the broker-dealers’ preferred or recommended list, access to the broker-dealers’ registered representatives for purposes of promoting sales of GIAC’s products, assistance in training and education of GIAC’s agents, and opportunities for GIAC to participate in sales conferences and educational seminars. Payments or reimbursements may be calculated as a percentage of the particular broker dealer’s actual or expected aggregate sales of all of our variable contracts, or assets held within those contracts, and/or may be a fixed dollar amount. Additionally, we may increase the sales compensation paid to broker-dealers for a period of time for the sale of a particular product.

These arrangements may not be offered to all firms, and the terms of such arrangements may differ among firms. Firms and/or individual registered representatives within some firms that participate in one of these compensation arrangements might receive greater compensation for selling this Contract than for selling a different annuity contract that is not eligible for these compensation arrangements. As a result, these payments may serve as an incentive for broker-dealers to promote the sale of particular products. You should ask your registered representative for further information about what commissions or other compensation they, or the broker-dealer for whom they work, may receive in connection with your purchase of a Contract. Also inquire about any revenue sharing arrangements that we and our affiliates may have with the selling firm, including conflicts of interest that such arrangements may create. You may wish to take such payments and arrangements into account when considering and evaluating any recommendation relating to the Contract.

If you return your Contract under the right to cancel provisions, the representative may have to return some or all of any commissions we have paid.

No specific charge is assessed directly to Contract Owners to cover commissions or other forms of compensation described above. We do intend to recoup commissions and other sales expenses and incentives that we pay, however, through fees and charges deducted under the Contract and other corporate revenue.

Legal Proceedings

Like other life insurance companies, we are involved in lawsuits (including class action lawsuits), arbitrations and other legal proceedings in the ordinary course of business. From time to time, state and federal regulators and other officials conduct examinations or take other actions dealing with various aspects of our industry. In some of these legal proceedings, substantial damages have been sought and material settlements have been made. We cannot predict the ultimate outcome of any pending legal proceeding or regulatory action. However, we do not believe any pending action or legal proceeding will have a material adverse impact on the separate account, the ability of Park Avenue Securities LLC to perform its distribution agreement, or our ability to meet our obligations under the Contracts.

Experts

Our financial statements and related financial statement schedules included elsewhere in this Prospectus have been audited by [    ], an independent registered public accounting firm, included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The principal business address of [    ] is [    ].

THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.

[TO BE ADDED BY PRE-EFFECTIVE AMENDMENT.]

APPENDIX A

STATE VARIATIONS

The prospectus provides a general description of the Contract, but your state may provide different features from, and impose difference costs than, those described in the body of the prospectus. This appendix identifies material state-specific variations.

State	Contract Variation
California	The Nursing Home and Terminal Illness rider is not available.

[TO BE UPDATED BY PRE-EFFECTIVE AMENDMENT.]

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APPENDIX B

INDEX DISCLOSURES

S&P 500®

[TO BE ADDED BY PRE-EFFECTIVE AMENDMENT]

Nasdaq-100®

[TO BE ADDED BY PRE-EFFECTIVE AMENDMENT]

MSCI EAFE

[TO BE ADDED BY PRE-EFFECTIVE AMENDMENT]

SG SMART CLIMATE

[TO BE ADDED BY PRE-EFFECTIVE AMENDMENT]

Additional Information Regarding the SG Smart Climate Provided by the Company

Underlying SGI Index

The SG Smart Climate is composed of a single underlying index, the SG Climate Transition Risk Index (the “Underlying SG Index”). The Underlying SG Index is a weighted index comprised of 150 to 250 stocks selected from the S&P 500® Index. The Underlying SG Index return reflects the total return on an investment in the component stocks (including reinvestment of all dividends, interest, and other income) less the fixed replication costs (described below).

Stocks are selected and weighted for the Underlying SG Index on a quarterly basis using the following fully systematic and rules-based process:

•

Step One — ESG Exclusion Filters: Starting with all the companies included in the S&P 500® Index, proprietary filters are applied to exclude companies that fail to pass certain ESG criteria. Based on these filters, the following companies may be excluded from the Underlying SG Index:

•	Companies involved in major controversies (i.e., operations incidents, employee incidents, governance incidents) that have an impact on the environment and society, and associated business risks;

•	Companies involved in a range of products, services, or business activities that are generally viewed as being controversial (e.g., weapons, tobacco, gambling, thermal coal); and

•	Companies breaching any U.N. Global Compact Principles, which set forth principles related to human rights, labor, environment, and anti-corruption.

•

Companies involved in a major controversy or controversial business activity may not always be excluded. The ESG exclusion filters take into account the degree of involvement. For example, oil companies with substantive investments in a clean energy future may not be excluded. However, companies involved in certain business activities beyond specific thresholds (e.g., 0% of revenues from sale of assault weapons, 5% revenues from extraction of thermal coal, 10% of revenues from sale of tobacco products), and any company in breach of a U.N Global Compact Principle, will be excluded.

•	Step Two — Climate Risk Scoring: Each company remaining after step one is assigned a climate risk score. Climate risk scores are calculated using proprietary models that predict company share price

B-1

performance under different climate scenarios in the future. Within each Global Industry Sector Classification, the companies are ranked by their respective climate risk scores, with the best scoring companies on the top and the worst scoring companies on the bottom. Companies ranked in the top half for each Global Industry Sector Classification are selected for inclusion in the Underlying SG Index.

•

Step Three — Weighting:    Component stocks of companies with better climate risk scores receive higher weightings than those of companies with worse climate risk scores, subject to minimum and maximum weighting restrictions designed to limit sector bias and provide diversification.

Performance Drags

The performance of the Index reflects certain deductions, all of which reduce Index Values:

1.

The Index’s return reflects a negative performance adjustment equal to 1.50%, as an annualized percentage of Index Value, in the form of a “synthetic dividend.” It is applied daily and is intended to replicate the impact that an annual dividend of 1.50% would have on the Index Value. This “synthetic dividend” is not a dividend paid by the underlying component stocks and is not an amount payable to you. It only reduces the performance of the Index.

2.

Assumed fixed replication costs are deducted from the performance of the Underlying SG Index. These costs equal 0.50%, as an annualized percentage of the Index Value, and are deducted on a daily basis. These assumed costs are intended to represent the costs that would be incurred in connection with replicating the performance of the Underlying SG Index.

3.

The performance of the Index reflects the return on an investment in the underlying component stocks through the use of borrowed funds. The assumed costs of borrowing are deducted from the Index Value. The assumed costs of borrowing are deducted on a daily basis and equal the current U.S. Federal Funds Rate as reported on Bloomberg. The U.S. Federal Funds Rate is the rate of interest that banks charge each other for short-term loans.

New Index

This Index and the Underlying SG Index have limited performance histories, dating back to September 7, 2022 and April 2, 2022, respectively. There is less publicly available information about the Index and the Underlying SG Index compared to more established market indexes. Inquiries regarding the Index or the Underlying SG Index should be directed to our Customer Service Office or your financial professional.

B-2

APPENDIX C

STRATEGY INTERIM VALUE FORMULAS

The Strategy Interim Value is calculated daily based on the value of a hypothetical portfolio composed of:

•	The Derivative Asset Proxy, a package of hypothetical derivative assets established on the Term Start Date that is designed to replicate a Strategy Credit Rate and are measured at market value; and

•	The Fixed Income Asset Proxy, a hypothetical fixed income asset that is designed to be equal to the Strategy Value Base on the Term End Date and is measured at book value; plus

•	The Trading Cost Provision, the reasonably expected or actual trading costs at the time of determination.

Derivative Asset Proxy

The “Derivative Asset Proxy” values the option package consistent with the strategy payout pattern using the Black-Scholes formula. Buffer and Cap determine the strike price. The Participation Rate adjusts the notional. The Black Scholes formula also requires interest rate, dividend yield and implied volatility for the corresponding term and moneyness (strike/spot) as input.

The options within the option package depend on the IPCS type.

On the Term Start Date: The At The Money (ATM) option has an option strike price equal to spot price. Out of The Money (OTM) adjusts the strike to match stated Cap/Buffer values. In the formulas below ATM/OTM refer to the strike/spot relation on the Term Start Date only. Long position is the right, but not the obligation to exercise the option at maturity. The Short position (the “seller”) is the obligation to satisfy the Long position at maturity. Long positions have a positive value, Short positions a negative value.

•	Buffer and Cap with Par:

•	Defined Cap Rate: Short OTM Put (“buffer”) + Long ATM Call + Short OTM Call (“cap”)

•	Uncapped Cap Rate without boosted Participation Rate: Short OTM Put (“buffer”) + Long ATM Call

•	Uncapped Cap Rate with boosted Participation Rate: Short OTM Put (“buffer”) + Long ATM Call x Participation Rate

On the Term End Date, the “Derivative Asset Proxy” is identical to the Strategy Credit Rate multiplied by the Strategy Value Base.

Fixed Income Asset Proxy

On the Term Start Date the “Fixed Income Asset Proxy” is equal to the Strategy Value Base minus the Initial Option Cost.

The Initial Option Cost is equal to the (Derivative Asset Proxy + Trading Cost Provision).

On the Term End Date the Fixed Income Asset Proxy is equal to the Strategy Value Base.

Between the Term Start Date and Term End Date, the Fixed Income Asset Proxy receives simple daily interest. The simple “daily interest” rate is “Initial Option Cost”/(1-“Initial Option Cost”)/”calendar days in Term”. Note that the notional is = Fixed Income Asset Proxy at Term Start Date = (Strategy Value Base- Initial Option Cost). The aggregate interest amount is “days since start of term” * “daily interest” = “days since start of term” *“Initial Option Cost” / “calendar days in Term”.

C-1

Trading Cost Provision

On the Term Start Date the Trading Cost Provision is positive (“buying the option package”).

Between the Term Start Date and Term End Date, the Trading Cost Provision is negative (“selling the option package”).

C-2

[BACK COVER PAGE]

Dealer Prospectus Delivery Obligations:

All dealers that effect transactions in these securities are required to deliver a Prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following is a list of the estimated expenses to be incurred in connection with the securities being offered.

Registration Fees	$	[	]
Estimated Printing Fees	$	[	]
Estimated Legal Fees	$	[	]
Estimated Accounting Fees	$	[	]

Item 14. Indemnification of Directors and Officers

The By-Laws of The Guardian Insurance & Annuity Company, Inc. provide that the Company shall, to the fullest extent legally permissible under the General Corporation Law of the State of Delaware, indemnify and hold harmless officers and directors of the Corporation for certain liabilities reasonably incurred in connection with such person’s capacity as an officer or director.

The Certificate of Incorporation of The Guardian Insurance & Annuity Company, Inc. includes the following provision:

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 164 of the Delaware General Corporation Law, or (iv) for any transaction for which the director derived an improper personal benefit.

Item 15. Recent Sales of Unregistered Securities

Not Applicable.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

(1)	Underwriting Agreement, to be filed by pre-effective amendment

(2)	Plan of Acquisition, Reorganization, Arrangement, Liquidation or Succession—Not Applicable

(3)(i)

Certificate of Incorporation of The Guardian Insurance & Annuity Company, Inc., incorporated herein by reference to the Registration Statement on Form N-4, Reg. No. 333-187762, Accession Number: 0001193125-13-143901, filed on April 4, 2013.

(3)(ii)

By-Laws of The Guardian Insurance & Annuity Company, Inc., incorporated herein by reference to the Registration Statement on Form N-4 (Reg. No. 333-187762), Accession Number: 0001193125-13-143901, filed on April 4, 2013.

(4)(i)	Form of Single Premium Deferred Registered Index-Linked Annuity Contract, to be filed by pre-effective amendment to be filed by pre-effective amendment

(4)(ii)	Form of Application for Single Premium Deferred Registered Index-Linked Annuity Contract, to be filed by pre-effective amendment to be filed by pre-effective amendment

(4)(iii)	Form of Point-to-Point with Buffer Protection Index Strategy Rider, to be filed by pre-effective amendment to be filed by pre-effective amendment

(4)(iv)	Form of Point-to-Point with Floor Protection Index Strategy Rider, to be filed by pre-effective amendment to be filed by pre-effective amendment

(4)(v)	Form of Fixed Rate Strategy Rider, to be filed by pre-effective amendment

(4)(vi)	Form of Return of Premium Death Benefit Rider, to be filed by pre-effective amendment

(4)(vii)	Form of Waiver of Surrender Charge for Terminal Illness and Nursing Care Rider, to be filed by pre-effective amendment

(5)	Opinion re Legality, to be filed by pre-effective amendment

(8)	Opinion re Tax Matters—Not applicable

(9)	Voting Trust Agreement—Not applicable

(10)	Material Contract(s), to be filed by pre-effective amendment

(15)	Letter re Unaudited Interim Financial Information—Not applicable

(16)	Letter re Change in Certifying Accountant—Not applicable

(21)	Subsidiaries of the Registrant—Not applicable

(22)	Subsidiary Guarantors and Issuers of Guaranteed Securities and Affiliates whose Securities Collateralize Securities of the Registrant—Not applicable

(23)	Consent of Independent Registered Public Accounting Firm, to be filed by pre-effective amendment

(24)	Powers of Attorney—Not applicable

(25)	Statement of Eligibility of Trustee—Not applicable

(96)	Technical Report Summary—Not applicable

(99)	Additional Exhibits—Not applicable

(101)	Interactive Data File—Not applicable

(107)	Filing Fee Table, filed herein

(b) All required financial statement schedules of The Guardian Insurance & Annuity Company, Inc. will be included in Part I in a pre-effective amendment.

Item 17. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, The Guardian Insurance & Annuity Company, Inc., has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in New York, New York on this 31st day of May, 2023.

By: THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC. (REGISTRANT)

By:	/s/ Dominique Baede
Dominique Baede
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title

/s/ Dominique Baede Dominique Baede	President and Director (Principal Executive Officer)	Date: May 31, 2023

/s/ Carl Desrochers Carl Desrochers	Vice President & Chief Financial Officer (Principal Financial & Accounting Officer)	Date: May 31, 2023

/S/ Michael N. Ferik Michael N. Ferik	Director	Date: May 31, 2023

/s/ Kevin Molloy Kevin Molloy	Director	Date: May 31, 2023

/S/ Michael Slipowitz Michael Slipowitz	Senior Vice President, Corporate Chief Actuary & Director	Date: May 31, 2023

EXHIBIT INDEX

Item	Exhibit

107	Filing Fee Table